Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and among

WAGEWORKS, INC.,

CONEXIS BENEFITS ADMINISTRATORS, LP

and

WORD &  BROWN INSURANCE ADMINISTRATORS, INC.

Dated as of July 31, 2014

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Accounting Terms	11
1.3	Monetary Terms	11

ARTICLE II	PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES	11
2.1	Sale and Transfer of Assets	11
2.2	Excluded Assets	13
2.3	Assumed Liabilities	13
2.4	Liabilities Not Assumed	13
2.5	Transfer of Acquired Assets and Assumed Liabilities	14
2.6	Further Assurances; Further Conveyances and Assumptions; Consent of;
	Third Parties	14

ARTICLE III	CLOSING	15
3.1	Closing	15
3.2	Payment of Estimated Purchase Price; Instruments of Conveyance and
	Transfer	15
3.3	Preparation and Delivery of Pre-Closing Statement	16

ARTICLE IV	PURCHASE PRICE	18
4.1	Purchase Price	18
4.2	Allocations; Transfer Taxes	19

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER
	PARENT	19
5.1	Organization, Power	19
5.2	Due Authorizations	20
5.3	No Conflict	20
5.4	Consents and Approvals	21
5.5	Financial Information	21
5.6	Absence of Changes	21
5.7	Contracts	22
5.8	Properties	24
5.9	Intellectual Property	25
5.10	Privacy and Security	29
5.11	Tax Matters	30
5.12	Litigation	31
5.13	Employees; Contractors	31
5.14	Employee and Labor Relations	32
5.15	Employee Plans	33
5.16	Title; Entire Business; Sufficiency	33
5.17	Compliance with Law	34

5.18	Clients and Vendors	34
5.19	Brokers	35
5.20	Affiliate Transactions	35
5.21	Insurance	35
5.22	Books and Records	35
5.23	Complete Copies of Materials	35
5.24	Disclosure	36

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	36
6.1	Organization, Power, Standing	36
6.2	Due Authorization	36
6.3	No Conflict	36
6.4	Consents, Approvals	37
6.5	Litigation	37
6.6	Sufficient Funds	37
6.7	Brokers	37
6.8	Disclosure	37

ARTICLE VII	COVENANTS	37
7.1	Access to Information	37
7.2	Conduct of Business	38
7.3	No Negotiation or Solicitation	40
7.4	Regulatory Fillings, Reasonable Best Efforts	40
7.5	Notification of Certain Events	41
7.6	Employee Matters	42
7.7	Tax Matters	43
7.8	Record Retention	43
7.9	Bulk Sales	44
7.10	Publicity	44
7.11	Business Relationships; Payments	44

ARTICLE VIII	CONFIDENTIALITY AND NON-COMPETITION	44
8.1	Confidentiality	44
8.2	Non-Competition, Non-Solicitation, No-Hire	45
8.3	Reasonable Restraint	46
8.4	Severability; Reformation	46
8.5	Independent Covenant	46
8.6	Materiality	46

ARTICLE IX	CONDITIONS PRECEDENT TO CLOSING	46
9.1	Conditions Precedent to Obligations of Buyer and Seller	46
9.2	Conditions Precedent to the Obligations of Buyer	47
9.3	Conditions Precedent to the Obligations of Seller	48
9.4	Satisfaction or Waiver of Conditions to Closing	49

ARTICLE X	INDEMNIFICATION; SURVIVAL
10.1	Survival and Expiration of Representations; Warranties; Covenants and
Agreements
10.2	Indemnification by Seller
10.3	Indemnification by Buyer
10.4	Limitation on Indemnification
10.5	Losses
10.6	Procedures Relating to Indemnification
10.7	Holdback

ARTICLE XI	TERMINATION OF AGREEMENT
11.1	Termination
11.2	Effect of Termination

ARTICLE XII	MISCELLANEOUS
12.1	Expenses
12.2	Governing Law
12.3	Enforcement
12.4	Attorneys’ Fees
12.5	Waiver
12.6	Notices
12.7	Assignment
12.8	No Third-Party Beneficiaries
12.9	Guarantee
12.10	Amendments
12.11	Interpretation; Exhibits and Schedules
12.12	Entire Agreement
12.13	Severability
12.14	Mutual Drafting
12.15	Counterparts

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2014 by and among CONEXIS Benefits Administrators, LP, a Texas limited partnership (“Seller”), Word &  Brown Insurance Administrators, Inc., a California corporation (“Seller Parent”), and WageWorks, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.Seller, directly and through certain of its Affiliates, is engaged in, among other things, the Business (as defined below).

B.Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller, the Business, and, in furtherance thereof, Seller will sell and assign, and will cause its Affiliates to sell and assign, to Buyer, and Buyer will purchase and assume, from Seller and its Affiliates, the Acquired Assets and the Assumed Liabilities (each as defined below), upon the terms and subject to the conditions specified in this Agreement (the “Transactions”).

C.As a condition and inducement to Buyer to enter into this Agreement, Seller has concurrently herewith taken all actions necessary under the Governing Documents of Seller to consent to the Transactions, and have delivered executed copies of such consents to Buyer.

D.Buyer and Seller (for itself and on behalf of its Affiliates) desire to enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1        Definitions

.  As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Firm” has the meaning set forth in Section 0.

“Accounts Receivable” means all accounts receivable and other rights to payment from customers of Seller or any of its Affiliates that arise out of the Business, including all accounts or notes receivable of Seller and any claim, remedy or other right related to the foregoing.

“Acquired Assets” has the meaning set forth in Section 0.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the forgoing, Seller and Seller Parent shall be deemed to be “Affiliates” of each other.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Lease Assignment, the Strategic Reseller Agreement, the Quotit Services Agreement, the Quotit Hosting Agreement, the Sublease Agreement, the Lead Generation Agreement, the W&B Employee Benefit Services Agreement, the Staffing Services Agreements and the IT Transition Support & Services Agreement.

“Antitrust Regulations” has the meaning set forth in Section 0.

“Acquired Assets” has the meaning set forth in Section 0.

“Allocation Schedule” has the meaning set forth in Section 0.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in the form of Exhibit A hereto.

“Assumed Liabilities” has the meaning set forth in Section 0.

“Audited Financial Statements” has the meaning set forth in Section 0.

“Bill of Sale” means the bill of sale in the form of Exhibit B hereto.

“Books and Records” has the meaning set forth in Section 0.

“Business” means the business conducted by Seller and its Affiliates related to health and welfare benefits administration services for: reimbursement accounts (i.e., Flexible Spending Accounts (FSAs), Health Reimbursement Arrangements (HRAs), Health Savings Accounts (HSAs), Retirement Medical Savings Accounts (RMSAs) and custom plans); COBRA; Direct Billing; commuter (i.e., transit and parking programs); Premium Only Plans (POP); and enrollment and eligibility services.

“Business Contracts” has the meaning set forth in Section 0.

“Business Employee” means each individual listed on Schedule 1.1(a) who (i) is employed in the Business and who is employed by Seller or any of Seller’s Affiliates as of immediately before the Closing Date and (ii) becomes an employee of Buyer at Closing.  For purposes of clarity, the term “Business Employee” shall not include the following employees of Seller or any of its Affiliates:  Michael Close, Clinton Gee, Carol White and Curt Kramer.

“Business IP Rights” means all Intellectual Property Rights used in, held for use in or necessary for the operation of the Business, including all Intellectual Property Rights embodied in and to any Business Technology, and also including the Intellectual Property Rights set forth on Schedule 0.

“Business Leasehold Property” means the leased Real Property described in Section 0 of the Disclosure Letter.

“Business Material Adverse Effect” means any change, fact, circumstance, condition, event or effect that, individually or in the aggregate with all other changes, facts, circumstances, conditions, events or effects, is or could reasonably be expected to be materially adverse to (a) the business, assets, condition (financial or otherwise), results of operations or workforce of the Business, (b) the ability of Buyer to operate the Business after the Closing Date as it is presently operated or (c) the ability of Seller and its Affiliates to perform their respective obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions; provided, however, in no event shall any change or effect resulting from (i) changes generally affecting the industry in which the Business operates, or the United States or worldwide economy (but only to the extent such changes and effects do not have an adverse effect on the Business that is disproportionate as compared to other businesses in the industry), (ii) the entry into or announcement of the execution of this Agreement, including any loss of, or adverse change in, the relationship of Seller with its customers, suppliers or employees that resulted from the entry into or the announcement of the execution of this Agreement; (iii) the performance by Seller of obligations required to be taken under this Agreement; (iv) any adoption, implementation or change in any applicable Law or required change in GAAP or interpretation of any of the foregoing after the date hereof (but only to the extent that the foregoing do not have an adverse effect on the Business that is disproportionate as compared to other businesses in the industry); (vi) any action taken or not taken to which Buyer has expressly consented to in writing; or (vii) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism (but only to the extent that the foregoing do not have an adverse effect on the Business that is disproportionate as compared to other businesses in the industry), be taken into account in determining whether there has been or will be, a Business Material Adverse Effect.

“Business Tangible Property” has the meaning set forth in Section 0.

“Business Technology” means Technology that is used in, held for use in, or necessary to, the operation of the Business, including the development, use, provision, operation, sale, lease, license, support and maintenance of the Platforms and Services, including all (a) know-how and other Technology known by any Employees, whether or not such Technology was reduced to any tangible media on or prior to the Closing Date, (b) copies and versions of the Platform Software, (c) Technology that is used in the design, development or testing of the Platforms or provision of the Services (including all versions of any design tools or development environments used in the design of any Business Products), and (d) Documentation Deliverables.

“Buyer” has the meaning set forth in the preamble.

“Cash” shall mean the aggregate amount of the cash and cash equivalents held by or held for use in the Business as of the close  of business on the Closing Date.

“Claim Certificate” means a certificate signed by any officer of Buyer (1) stating that a Buyer Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

“Closing” has the meaning set forth in Section 0.

“Closing Date” has the meaning set forth in Section 0.

“Closing Net Working Capital” shall mean (ii) the Current Assets of the Company minus (ii) the Current Liabilities of the Company, in each case, as of the close of business on the Business Day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain non-disclosure agreement, dated April 7, 2014, by and between Buyer and Seller.

“Conflict” has the meaning set forth in Section 0.

“Consultant Proprietary Information Agreement” has the meaning set forth in Section 0.

“Contracts” means all contracts, agreements, subcontracts, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or oral.

“Copyrights” has the meaning set forth in Section 0.

“Current Assets”  means the sum of the current assets of the Business as of the close of business on the Business Day immediately prior to the Closing Date (excluding all Cash),  calculated in accordance with GAAP applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financial Statements, provided, that to the extent GAAP requires a different policy, practice or procedure than that used to prepare the Financial Statements, then GAAP shall control;  provided,  further, that notwithstanding the foregoing, the items set forth on Annex A hereto under the heading “Excluded Current Assets”, shall not be inlcuded in the calcuation of “Current Assets”.

“Current Liabilities” means the sum of the current liabilities of  the Business reflected as of the close of business on the Business Day immediately prior to the Closing Date, calculated in accordance with GAAP applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financial Statements, provided, that to the extent GAAP requires a different policy, practice or procedure than that used to prepare the Financial Statements, then GAAP shall control; provided, further, that notwithstanding the foregoing,  the items set forth on Annex A hereto under the heading “Excluded Current Liabilities”, shall not be inlcuded in the calcuation of “Current Liabilities”.

“Customer Funds” means Seller’s and its Affiliates’ designation of assets as trust assets including trust cash and cash equivalents and trust receivables with respect to the Business.

“Customer Funds Obligations” means Seller’s  and its Affiliates’ designation of liabilities as trust liabilities including trust accounts payable with respect to the Business.

“Database Rights” has the meaning set forth in Section 0.

“Disclosure Letter” has the meaning set forth in the preamble of Article V.

“Dispute Statement” has the meaning set forth in Section 0.

“Dispute Threshold” has the meaning set forth in Section 0.

“Documentation Deliverables” means documentation sufficient to disclose and transfer to Buyer, as well as fully utilize, understand and implement, the Business Technology.

“Employee” means any current or former employee, consultant, advisor, independent contractor, agent, officer or director of Seller or any ERISA Affiliate employed by or providing services to the Business.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, Contract or understanding between Seller or any ERISA Affiliate and any Business Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Liability with respect to any Business Employee or any former Employee employed by or providing services to the Business.

“Employee Plans”  means any plan, program, practice, Contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Business Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Liability or obligation with respect to any Business Employee or any former Employee.

“Employee Proprietary Information Agreement” has the meaning set forth in Section 0.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” has the meaning set forth in Section 0.

“Excluded Assets” has the meaning set forth in Section 0.

“Excluded Contracts” has the meaning set forth in Section 0.

“Excluded Liabilities” has the meaning set forth in Section 0.

“Financial Statements” has the meaning set forth in Section 0.

“Fundamental Representations” means the representations and warranties set forth in Sections 0 (Organization, Power), 0 (Due Authorization), 0 (Tax Matters) or 0 (Title, Entire Business, Sufficiency).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Document” means the Partnership Agreement of CONEXIS Benefits Administrators, L.P. a Texas Limited Partnership, dated as of September 2. 2003.

“Governmental Authorization” means any consent, approval, license, registration, security clearance, authorization, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Body or pursuant to any Law, including, where relevant, any Taxing Authority.

“Governmental or Regulatory Body” means any court, tribunal, arbitrator or any government or quasi-governmental entity or municipality or political or other subdivision thereof, whether federal, state, city, county, local, provincial, non-U.S. Government or multinational, or any agency, department, board, authority, bureau, branch, commission, official or instrumentality of any of the foregoing.

“Holdback Amount” means $10,000,000.00.

“Holdback Fund” has the meaning set forth in Section 0.

“Hosting Agreement” means that certain Hosting Agreement by and between Choice Administrators Insurance Services, Inc., a California corporation and Xerox State Healthcare, LLC, a Delaware limited liability company, dated as of July 11, 2014.

“HSR Act”  means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“In-License” means any and all agreements pursuant to which Seller or any of its Affiliates is licensed any rights or interests in or to any third party Intellectual Property Rights used in, held for use in or necessary to the operation of the Business.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party.

“Intellectual Property Rights” has the meaning set forth in Section 0).

“Internet Properties” has the meaning set forth in Section 0.

“Kaiser Agreement” means that certain Master Services Agreement PS-11287, by and between Kaiser Foundation Health Plan, Inc. and Word & Brown Companies, dated as of October 31, 2012, and the annexes, exhibits and attachments thereto.

“Knowledge of Buyer” means those facts or circumstances actually known by any of the Specified Individuals of Buyer, or any facts or circumstances that would reasonably be expected to be known after due inquiry by a person holding a comparable office or job or with comparable experience or responsibilities of any of the Specified Individuals of Buyer.  For purposes of this definition, the term “Specified Individuals of Buyer” means Mike Wilson, Joe Jackson, Jim Lambert and Kim Wilford.

“Knowledge of Seller” means those facts or circumstances actually known by any of the Specified Individuals, or any facts or circumstances that would reasonably be expected be known after due inquiry by a person holding a comparable office or job or with comparable experience or responsibilities of any of the Specified Individuals.  For purposes of this definition, the term

“Specified Individuals” means Michael Close, Clinton Gee, Allen Gehrki, Eva Boucher, Curt Kramer and Gordon Albury.

“Law” means any law, statute, rule, regulation, ordinance, directive and other pronouncement having the effect of law of the United States of America, or of any Governmental or Regulatory Body.

“Lead Generation Agreement” means a lead acquisition agreement in the form of Exhibit E hereto.

“Lease Agreement” means the lease agreement(s) for the Business Leasehold Property, as more specifically described on Schedule 0.

“Lease Assignments” means the assignments and assumptions of Seller’s interest in the Lease Agreements in the form of Exhibit C hereto.

“Liability” means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, preference, security interest, attachment, claim, restriction, including transfer restrictions, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.

“Loss” or “Losses” means any direct or indirect liability, indebtedness, claim, loss, liability, damage, Tax, diminution in value, deficiency, Lien, settlement, fine, cost, interest, award, judgment, penalty, charge or expense, including reasonable attorneys’ and consultants’ fees and expenses, and including any out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing.

“Material Contracts” has the meaning set forth in Section 0.

“Multiemployer Plan” has the meaning set forth in Section 0.

“Negative Adjustment” has the meaning set forth in Section 0.

“Net Working Capital Target” shall mean $0.00.

“Non-Assignable Assets” has the meaning set forth in Section 0.

“Objection Notice” has the meaning set forth in Section 0.

“Open Source Materials” mean any Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any writ, judgment, decree, award, ruling, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

“OSHA” means the Occupational, Safety and Health Act of 1970 and any regulations, decisions or orders promulgated thereunder, including any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as of the Closing Date or as thereinafter may be amended or superseded.

“Out-Licenses” means any and all agreements pursuant to which Seller or any of its Affiliates has granted any Person any rights or interests in or to any Intellectual Property Rights used in, held for use in or necessary to the operation of the Business.

“Patents” has the meaning set forth in Section 0.

“Permitted Lien” means (a) any Lien for Taxes not yet due or payable, (b) any statutory Lien arising in the ordinary course of business by operation of Law for which adequate reserves or other appropriate provisions have been established and maintained in accordance with GAAP, (c) any minor imperfection of title on the Real Property owned by Seller or any of its Affiliates in connection with the Business or the Acquired Assets that do not materially detract from the value, marketability or use of such Real Property.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

“Platform” means any and all platforms, including all instances and versions thereof, that are included in, constitute or are used, held for use in or necessary to the operation of the Business, including but not limited to the following proprietary modules developed by the Company that function as a whole to provide COBRA, Direct Bill, Reimbursement Accounts Services,  FSA benefit card and Connector Services:  (a) the SQL Database, including database structures, procedures and jobs; (b) the Web sites (Client, Participant/Subscriber); (c) the IVR system; (d) the inbound document imaging systems (Teleforms based); (e) the outbound document systems,  including printers and two Pitney-Bowes inserters; (f) the EDI processing systems (based on Altova and BizTalk); (g) the Card system (which interfaces to First Data); (h) the desktop applications (Complink and CEI); (i) the reporting systems (SSRS and SharePoint); ); and (j) assorted “back-office”  systems,  including Application Servers (batch work), Doc Servers, Job Servers, custom .Net services (Web and Windows) and assorted other proprietary tools.

“Platform Software” means all Software that is included in, constitutes or is used, held for use in or necessary to the operation of any version of the Platforms, including the Software listed on Section 0 of the Disclosure Letter and all versions thereof.

“Positive Adjustment” has the meaning set forth in Section 0.

“Post-Closing Statement” has the meaning set forth in Section 0.

“Pre-Closing Statement” has the meaning set forth in Section 0.

“Pre-Closing Tax Period” means any Tax period or portion of a period ending on or prior to the Closing Date.

“Private Information” has the meaning set forth in Section 0.

“Proceeding” means any action, suit, claim, complaint, investigation, litigation, audit, proceeding or arbitration by or before any Person.

“Purchase Price”  means (a) $118,000,000.00,  plus (b) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Target, minus (c) the amount, if any, by which the Net Working Capital Target exceeds the Closing Net Working Capital, minus (d) the Holdback Amount.

“Real Property” means real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

“Registered IP” means all United States, international and non-U.S.: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for registration of Copyrights; (iv) registrations for Internet Properties; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Resolution Period” has the meaning set forth in Section 0.

“Seller” has the meaning set forth in the preamble.

“Seller IP Rights” means shall mean all Intellectual Property Rights used in, held for use in or necessary for the operation of the Business, including all Intellectual Property Rights embodied in and to any Transferred Technology, and also including the Intellectual Property Rights set forth on Schedule 0.

“Seller Parent” has the meaning set forth in the preamble.

“Seller Registered IP” has the meaning set forth in Section 0.

“Services” means any and all services offered or provided to clients and customers in connection with the Business.

“Shrink-Wrap Code” means generally commercially available, off-the-shelf Software where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $1,000 for an annual license for a single user or work station).

“Software” means computer software and code, including assemblers, applets, compilers, routines, modules, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.  Software includes source code listings and documentation.

“Special Loss” has the meaning set forth in Section 0.

“Strategic Reseller Agreement” means the Strategic Reseller Agreement in the form of Exhibit D hereto.

“Sublease Agreement” means the sublease agreement for real property in Orange, California in the form of Exhibit F hereto.

“Tangible Property” means all furniture, fixtures, equipment (including motor vehicles), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind owned or leased (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax,” “Taxation,” or, collectively, “Taxes” means (i) any and all taxes, assessments and other similar charges, withholdings, duties, impositions, installments and Liabilities imposed by or on behalf of or payable to any Governmental or Regulatory Body, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added, goods and services, ad valorem, transfer (including real estate transfer), franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of being or having been a member of an affiliated, consolidated, combined, unitary, fiscal unity or similar group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Return” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

“Technology” means Software, designs, schematics, algorithms, databases, lab notebooks, development and lab equipment, devices, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, discoveries, developments, research and test data, blueprints, ideas, compositions, quality records, engineering notebooks, models, processes, procedures, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, ingredient or component lists, formulae, plans, proposals, technical data, works of authorship, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, selling information, marketing information, customer and supplier lists and information, and all other confidential and proprietary information and the like, and tangible embodiments, whether in electronic, written or other media, of any of the foregoing.  Technology does not include Intellectual Property Rights.

“Third-Party Claim” has the meaning set forth in Section 0.

“Third Party Components” means, with respect to the Platforms, Technology that is not exclusively owned by Seller and is included in or constitute the Platforms.

“Threshold” has the meaning set forth in Section 0.

“Trade Secrets” has the meaning set forth in Section 0.

“Trademarks” has the meaning set forth in Section 0.

“Transaction Documents” means (a) this Agreement, (b) the Ancillary Agreements, and (c) all other agreements, certificates and instruments to be executed by and between Buyer, on the one hand, and Seller or one or more of its Affiliates, on the other hand, at or prior to the Closing pursuant to this Agreement or any of the Ancillary Agreements.

“Transaction Payroll Taxes” means the employer portion of any employment or payroll taxes with respect to any bonuses, severance or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Buyer, Seller or any of their repsective Affiliates.

“Transactions” has the meaning set forth in Recital B.

“Transfer Taxes” has the meaning set forth in Section 0.

“Unaudited Balance  Sheet” has the meaning set forth in Section 0.

“Unresolved Claims” has the meaning set forth in Section 0.

“U.S. Government” means the federal government of the United States of America and any branches and instrumentalities, including departments, agencies, bureaus, commissions, boards, courts, corporations, offices and other entities or divisions thereof.

1.2        Accounting Terms

.  All accounting terms shall have the meaning specified by GAAP unless otherwise specified, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared in accordance with GAAP.

1.3        Monetary Terms

.  All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.

ARTICLE II

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1        Sale and Transfer of Assets

.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller and Seller Parent shall (and, where applicable, shall cause their respective Affiliates to) sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller and its Affiliates, all right, title and interest in, to and under all of the assets, properties and rights (including contractual rights) of every kind and description, real, personal or mixed, tangible or intangible, absolute or contingent, wherever located, whether or not reflected on the books and records of Seller and, where applicable, its Affiliates used or held for use in, or necessary for the operation of the Business, except for the Excluded Assets (collectively, the “Acquired Assets”), free and clear of all Liens, other than Permitted Liens, provided, that unless otherwise specified, the underlying obligations associated with such Permitted Liens, shall constitute Excluded Liabilities.  Without limiting the foregoing, the Acquired Assets shall include each of the following:

(a)        all Tangible Property used in, held for use in, or necessary for the operation of, the Business, including the Tangible Property set forth on Schedule 0 (the “Business Tangible Property”);

(b)        rights under all leases of Real Property used in, held for use in, or necessary for the operation of, the Business, including the leases set forth on Schedule 0 (“Business Leasehold Property”);

(c)         (i) the rights of Seller (or its Affiliates) under all Contracts set forth on Schedule 0, (ii) all rights of Seller (or its Affiliates) under any Contracts with customers, preferred partners, strategic partners, exchange partners, vendors or clients of the Business in effect on the Closing Date, (iii) the rights of Seller (or its Affiliates) under all Material Contracts, and (iv) other than the Excluded Contracts, all rights of Seller (or its Affiliates) under Material Contracts entered into after the date hereof that are used in, held for use in, or necessary for the operation of, the Business and that Buyer agrees in writing to assume as an Acquired Asset (collectively, the “Business Contracts”);

(d)        all Business Technology, including all Platform(s) and Platform Software set forth on Schedule 0;

(e)        all Business IP Rights, including as set forth on Schedule 0;

(f)        all other intangible rights and property, including going concern value and goodwill, of the Business;

(g)        the Books and Records;

(h)        all claims, demands, deposits, refunds (other than refunds of Taxes paid by Seller or its Affiliates for any Pre-Closing Tax Period), rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, including (i) rights under or pursuant to all warranties, rights to indemnities and guarantees made by third parties in connection with the Acquired Assets; (ii) proceeds from insurance policies that relate to the Acquired Assets or the Assumed Liabilities; and (iii) claims for infringement of Business IP Rights by third parties prior to the Closing Date;

(i)        all prepaid charges, expenses, and fees relating to the Business except for those set forth on Schedule 0; and

(j)        all assets set forth on Schedule 0.

Notwithstanding the foregoing, Seller and its Affiliates may retain and use copies of any Contracts or records that are required to be retained pursuant to any legal requirement, for financial reporting purposes, for Tax purposes, or otherwise in connection with the Excluded Liabilities.  At the Closing,

Seller and its Affiliates shall deliver all Business Technology to Buyer in the manner specified by Buyer and to the maximum extent practicable, all Software to be delivered under this Agreement shall be delivered by electronic means in a manner specified by Buyer.  Seller Parent, Seller and its Affiliates shall not retain in their respective possession or control any Business Tangible Property or Business Technology or any copy thereof.

2.2       Excluded Assets

.  Notwithstanding anything to the contrary contained in Section 0 or elsewhere in this Agreement, the following assets of Seller and its Affiliates (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller and its Affiliates after the Closing:

(a)        all properties, rights and assets of Seller and its Affiliates reflected on Schedule 0;

(b)        all Contracts set forth on Schedule 0 (collectively, the “Excluded Contracts”);

(c)        all trade receivables and prepaid income Taxes of the Business; and

(d)        Cash.

2.3        Assumed Liabilities

.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and thereafter pay, perform and discharge when due, only the executory Liabilities under the Business Contracts that arise from events and circumstances occurring after the Closing, and any accounts payable and accrued liabilities arising in the ordinary course of business consistent with past practice (and aged no more than forty-five (45) days) that are included in the calculations of Current Liabilities on the Pre-Closing Statement (collectively, the “Assumed Liabilities”).

2.4        Liabilities Not Assumed

.  Other than the Assumed Liabilities, Buyer shall not assume or otherwise be responsible for any other Liabilities of Seller or any of its Affiliates (including any predecessor of Seller or its Affiliates or any prior owner of all or part of their respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter (collectively, the “Excluded Liabilities”).  Seller and its Affiliates shall be responsible for the Excluded Liabilities, which shall be paid, performed and discharged by Seller or its Affiliates.  Without limiting the foregoing, Excluded Liabilities shall mean every Liability of Seller or any of its Affiliates other than Assumed Liabilities, including:

(a)        all Liabilities of Seller or any of its Affiliates arising from events and circumstances occurring on or prior to the Closing;

(b)        all Liabilities related to the Business Contracts arising from events and circumstances occurring on or prior to the Closing;

(c)        all Liabilities related to the Business Employees arising from events and circumstances occurring on or prior to the Closing;

(d)        all Liabilities relating to trade payables, intercompany payables or Taxes payables;

(e)        all Liabilities related to Employees of Seller and its Affiliates who are not Business Employees;

(f)        all Liabilities arising out of any Contracts that are required to be, but have not been, disclosed on Section 0 of the Disclosure Letter; and

(g)        all Liabilities for Taxes arising out of the operation of the Business or use or ownership of the Acquired Assets attributable to the Pre-Closing Tax Period, including any Transfer Taxes pursuant to Section 0, and all other Liabilities of Seller or any of its Affiliates for any Tax period or portion of a period, and all Transaction Payroll Taxes.

2.5        Transfer of Acquired Assets and Assumed Liabilities

.  The Acquired Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Acquired Assets and an assumption of the Assumed Liabilities.  Such transfer and assumption agreements shall be jointly prepared by Buyer and Seller and shall include a Bill of Sale and an Assignment and Assumption Agreement, which shall be executed no later than at or as of the Closing by Seller and/or one or more of its Affiliates, as appropriate, and Buyer, as appropriate.

2.6        Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

.

(a)        From time to time following the Closing, Seller Parent and Seller shall (and shall cause their respective Affiliates to), and Buyer shall, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to fully and effectively transfer, assign and convey to Buyer and its respective successors and assigns, the Assumed Liabilities intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby and to confirm Buyer’s right, title or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring and/or delivering back to Seller any asset or liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which asset or liability was transferred and/or delivered to Buyer at or after the Closing and (ii) transferring and/or delivering to Buyer any asset or liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was not transferred and/or delivered to Buyer at or after the Closing.

(b)        Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign convey or deliver any asset, property or right to Buyer (provided, that this Section 0) shall not affect whether any asset, property or right shall be deemed to be an Acquired Asset for any other purpose under this Agreement) or for Buyer and its successors and assigns to assume any Assumed Liability which by its terms or by Law is not transferable or nonassignable, as applicable without the consent or waiver of a third party or is cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver shall have been obtained (collectively, “Non-Assignable Assets”).

(c)        Seller Parent and Seller shall, and shall cause their respective Affiliates to, use its and their reasonable best efforts to obtain, or to cause to be obtained, any consent or waiver that is required for Seller and any of its Affiliates to sell, transfer, assign, convey and deliver the Acquired Assets to Buyer pursuant to this Agreement.  To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained prior to Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller in trust for the benefit of Buyer, and all benefits and obligations existing thereunder shall be for Buyer’s account, (ii) Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller) all of the covenants and obligations of Seller incurred after the Closing with respect to such Non-Assignable Asset, (iii) Seller shall take or cause to be taken at its own expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and promptly pay over to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets, and (iv) Buyer and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the other Transaction Documents.

(d)        As of and from the Closing Date, Seller authorizes (and shall cause each of its Affiliates to authorize) Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller and any of its Affiliates under the Non-Assignable Assets.

(e)        From time to time after the Closing, Seller shall (and shall cause each of its Affiliates to) execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer, and to place Buyer in possession and control of, the Acquired Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller and its Affiliates with respect thereto.  Buyer shall take such actions as Seller may reasonably request in order to assure Buyer’s assumption of the Assumed Liabilities.

ARTICLE III

CLOSING

3.1       Closing

.  The closing hereunder (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, CA  92660 on the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date or at such other place or time as the parties may mutually agree upon (such date of the Closing, the “Closing Date”).  The Closing will be deemed effective at 12:01 a.m. Pacific Daylight Time on the Closing Date.

3.2       Payment of Estimated Purchase Price; Instruments of Conveyance and Transfer

.

(a)        At the Closing, Buyer shall deliver to Seller an amount equal to the Estimated Purchase Price, and Buyer shall execute and deliver, or cause to be executed and delivered, to Seller:

(i)        the Ancillary Agreements; and

(ii)       such other instruments, documents and officer’s and secretary’s certificates referred to in Section 0 or as shall be reasonably requested by Seller in connection with the consummation of the Transactions.

(b)        At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer:

(i)        the Ancillary Agreements;

(ii)       a  properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445‑2(b); and

(iii)      such other instruments, documents and officer’s and secretary’s certificates referred to in Section 0 or as shall be reasonably requested by Buyer in connection with the consummation of the Transactions.

3.3        Preparation and Delivery of Pre-Closing Statement

.

(a)        No later than three (3)  business days prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a statement (the “Pre-Closing Statement”)  setting forth Seller’s good faith estimate of the amount of Closing Net Working Capital (including calculations of the Customer Funds and Customer Funds Obligations as of the Closing Date) and the amount by which the Closing Net Working Capital exceeds or is less than the Net Working Capital Target, together with a calculation of the Purchase Price based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Purchase Price”).  For the avoidance of doubt, (x) the calculation of Closing Net Working Capital, and the line item components thereof, shall be calculated in accordance with GAAP applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financial Statements (except to the extent GAAP requires a different policy, practice or procedure than that used to prepare the Financial Statements, then GAAP shall control), and (y) prior to the Closing, the Pre-Closing Statement shall be subject to Buyer’s good faith review and comment (which shall be considered by Seller in good faith).

(b)        Preparation and Delivery of Post-Closing Statement.   As promptly as practicable, but in no event later than one hundred twenty (120) calendar days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a certificate (the “Post-Closing Statement”) setting forth Buyer’s  determination of the amount of Closing Net Working Capital (including calculations of the Customer Funds and Customer Funds Obligations as of the Closing Date) and the amount by which the Closing Net Working Capital exceeds or is less than the Net Working Capital Target, together with a calculation of the Purchase Price based on the foregoing amounts.  For the avoidance of doubt, the calculation of Closing Net Working Capital (x) shall be calculated in accordance with GAAP applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financial Statements (except to the extent GAAP requires a different policy, practice or procedure than that used to prepare the Financial Statements, then GAAP shall control). In the event that Buyer does not deliver the Post-Closing Statement to Seller within one hundred twenty (120) calendar days after the Closing Date, each item on the Pre-Closing Statement shall be deemed undisputed and the Pre-Closing Statement shall be final and binding on the parties.

(c)        Review of Post-Closing Statement.  On or before the expiration of the thirty (30) day period following Buyer’s delivery of the Post-Closing Statement (the “Review Period”), Seller shall deliver to Buyer a written statement accepting or disputing the Post-Closing Statement.  In the event that Seller shall dispute the Post-Closing Statement, such statement shall include a reasonably detailed itemization of Seller’s objections and the reasons therefor (such statement, a “Dispute Statement”).  Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal.  If Seller does not deliver a Dispute Statement to Buyer within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(d)        Customer Funds.  Seller has made available, as part of the Pre-Closing Statement, estimated balances of “Customer Funds” and “Customer Funds Obligations” as of the Closing Date.  Seller and its Affiliates have diligently followed the daily cash reconciliation process, whereby client funds are received and balanced daily.  As of the date hereof, the amount of Customer Funds and the amount of Customer Funds Obligations are materially in balance. Seller and its Affiliates have reconciled all unclaimed property in accordance with applicable state escheatment rules and regulations.

(e)        Dispute Resolution.  If Seller delivers a Dispute Statement during the Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the forty five (45) calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Seller may mutually agree (the “Resolution Period”).  Any such disputed items that are resolved and documented by mutual agreement of Buyer and Seller during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal.  If Buyer and Seller do not resolve all such disputed items by the end of the Resolution Period and the aggregate amount of the items remaining in dispute is in excess of $75,000 (the “Dispute Threshold”),  then Buyer and Seller shall submit all items remaining in dispute with respect to the Dispute Statement to a nationally recognized independent accounting firm upon which Buyer and Seller shall reasonably agree (the “Accounting Firm”) for review and resolution. In the event the aggregate dollar amount of such remaining disputed items is less than or equal to the Dispute Threshold, then the parties will resolve such dispute by agreeing to accept an amount equal to fifty percent (50%) of the amount of such remaining disputed amounts for purposes of determining the Final Purchase Price, and such agreed upon amount shall be final and binding on the parties hereto.  The Accounting Firm shall act as an expert and not an arbitrator.    For the avoidance of doubt, Accounting Firm’s calculation of Closing Net Working Capital (i) shall be calculated in accordance with GAAP applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financial Statements (except to the extent GAAP requires a different policy, practice or procedure than that used to prepare the Financial Statements, then GAAP shall control).  The Accounting Firm shall determine only those items remaining in dispute between Buyer and Seller, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyer in the Post-Closing Statement or the amount of such disputed item as proposed by Seller in the Dispute Statement.  Each of Buyer and Seller shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, and (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal.  The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm.  For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Buyer’s position, 40% of the costs of its review would be borne by Buyer and 60% of the costs would be borne by Seller.

(f)        Post-Closing Payments.

(i)        The Purchase Price, calculated based on the amount of Closing Net Working Capital, each as deemed final and binding on the parties hereto pursuant to this Section 0, is referred to herein as the “Final Purchase Price”.

(ii)       If the amount of the Final Purchase Price exceeds the amount of the Estimated Purchase Price (such excess amount, the “Positive Adjustment”), then, within five (5) business days after the determination of the Final Purchase Price pursuant to this Section 0, Buyer shall deposit or shall cause to be deposited with Seller, by wire transfer of immediately available funds, an amount in cash equal to the amount of the Positive Adjustment.

(iii)      If the amount of the Estimated Purchase Price exceeds the amount of the Final Purchase Price (such excess amount, the “Negative Adjustment”), then, within five (5) business days after the determination of the Final Purchase Price pursuant to this Section 0, Buyer ~~shall be entitled to immediately deduct~~ from the Holdback Fund an amount equal to the ~~amount of the~~ Negative Adjustment.

(iv)       To the maximum extent permitted by applicable Law, any payment made under this Section 0 shall be treated for all Tax purposes as an adjustment to the Purchase Price.

ARTICLE IV

PURCHASE PRICE

4.1        Purchase Price

.  The Estimated Purchase Price for the Acquired Assets shall be paid by wire transfer of immediately available funds at the Closing to a bank account designated in writing by Seller.

4.2        Allocations; Transfer Taxes

.

(a)        Not later than ninety (90) days after the Closing Date, Buyer  shall provide Seller with a draft allocation of the Purchase Price and any Assumed Liabilities (to the extent properly taken into account for U.S. federal income tax purposes) among the Acquired Assets and the covenants set forth in Section 0 which shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Buyer and Seller shall cooperate in good faith to agree on the allocation for a period of thirty (30) days, and any items as to which Buyer and Seller are unable to agree during such period shall be referred for timely resolution to a mutually acceptable nationally recognized accounting firm, the determination of which disputed items shall be conclusive and binding on Buyer, Seller and their respective Affiliates.  The costs of such accounting firm shall be borne equally by Buyer and Seller.  The allocation as agreed to by Buyer and Seller or as finally determined by such accounting firm is referred to herein as the “Allocation Schedule”.  If a Tax Return is required by applicable Law to be filed or a payment made before such accounting firm has made its determination with respect to the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Tax Return shall be filed or payment made as determined by Buyer, and shall be amended if necessary to reflect the determination of such accounting firm with respect to the disputed items. The Allocation Schedule will be revised pursuant to procedures substantially similar to this Section 0 to take into account any adjustments to the Purchase Price pursuant to Article III.

(b)        Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to a final determination by a Taxing Authority) on any Tax Return, or before any Taxing Authority or in any judicial proceeding to the extent Tax issues are raised, that is in any way inconsistent with the Allocation Schedule.

(c)        Seller shall bear, and to the extent permitted by law shall pay, any and all sales, use, value added, goods and services, transfer, documentary, stamp, excise, recording and similar transfer Taxes incurred in connection with the purchase and sale of the Acquired Assets or the Business (“Transfer Taxes”), and Seller shall reimburse Buyer for any Transfer Taxes paid by Buyer within fourteen (14) days of Buyer’s written request.  Buyer and Seller agree to use commercially reasonable efforts to minimize any Transfer Taxes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Seller and Seller Parent represent and warrant to Buyer, subject to the disclosures and exceptions set forth in the disclosure letter delivered by Seller to Buyer on the date hereof and attached hereto (the “Disclosure Letter”), provided, that any disclosure made in any section of the Disclosure Letter shall only apply to the section of the Agreement that corresponds to the section of the Disclosure Letter, except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of this Agreement, as follows:

5.1        Organization, Power

.  Seller and each Affiliate of Seller in possession of any Acquired Assets is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite limited partnership, limited liability company or corporate, as applicable, power and authority to own, operate or lease the Acquired Assets and to conduct the Business as presently conducted and to enter into the Transaction Documents and to consummate the Transactions.  Seller and each of its Affiliates who are engaged in the Business are duly authorized to conduct business and are in good standing in each jurisdiction where such authorization is required to conduct the Business as presently conducted by it.  No Person other than Seller and its Affiliates own, have any rights to or under, or hold any other interest in any Acquired Assets.

5.2        Due Authorization

.  This Agreement, the Transaction Documents and the other agreements, instruments and documents to be executed and delivered in connection herewith to which Seller or any of its Affiliates is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Seller and will be authorized by each other applicable Affiliate of Seller by all requisite corporate, partnership or other action prior to Closing and no other proceedings on the part of Seller or its equityholders are (and no other proceedings on the part of any of Seller’s Affiliates or any of their respective equity holders will be) necessary for Seller or any of its applicable Affiliates to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder.  Seller has, and each applicable Affiliate of Seller will have at the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder.  This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller and any Affiliate of Seller party thereto, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller and/or any applicable Affiliate of Seller, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

5.3        No Conflict

.  Except for required filings under the HSR Act, and any other applicable Laws or regulations relating to antitrust or competition (collectively, “Antitrust Regulations”), the execution and delivery of this Agreement does not, the execution of the other Transaction Documents will not, and the consummation of the Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Governing Documents or similar organizational documents of any Affiliate of Seller that is engaged in the Business or possesses any of the Acquired Assets, (b) any Material Contract, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its Affiliates that are engaged in the Business or that possess any of the Acquired Assets or  any of their respective properties or assets (whether tangible or intangible).  Section 0 of the Disclosure Letter sets forth all necessary notices, consents, waivers and approvals of parties to any Business Contracts that are required thereunder in connection with the Transactions, or for any such Business Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, Buyer under such Business Contracts from and after the Closing.  Following the Closing, Buyer will be permitted to exercise all of its rights under the Business Contracts without the payment of any additional amounts or consideration other than ongoing fees or payments which Seller or any of its Affiliates would otherwise be required to pay pursuant to the terms of such Business Contracts had the Transactions not occurred.

5.4        Consents and Approvals

.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental or Regulatory Body or any third party, including a party to any Business Contracts (so as not to trigger any Conflict), is required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement, the other Transaction Documents or any other Ancillary Agreement to which Seller or any of Seller’s Affiliates is a party or the consummation of the Transactions contemplated hereby and thereby, except for (a) filings under the Antitrust Regulations or (b) such consents, waivers and approvals as are set forth in Section 0 of the Disclosure Letter.

5.5        Financial Information

.

(a)        Section 0 of the Disclosure Letter sets forth (i) the audited Financial Statements as of and for the years ended December 31, 2012 and December 31, 2013 (the “Audited Financial Statements”) and (ii) the unaudited balance sheet of the Business as of March 31, 2014 (the “Unaudited Balance Sheet”, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (x) fairly present in all material respects the financial condition and results of operations of the Business at and as of the date and for the period indicated, (y) were compiled from books and records regularly maintained by management of Seller and Seller’s Affiliates, and (z) were prepared in accordance with GAAP, including the accounting methods, standards, policies, practices, estimation methodologies, assumptions and procedures described therein, consistent with prior periods and with each other, except that the unaudited financial statements do not contain the notes required by GAAP and are subject to normal and recurring year-end adjustments.

(b)        Except as set forth or reflected or reserved against in the Unaudited Balance Sheet, since December 31, 2013 there have been no material changes in the accounting policies of Seller applicable to the Business and no revaluation of any of the assets or properties of the Business and there has been no material adverse change in the financial position of the Business.  Seller has delivered to Buyer true and complete copies of all management letters, if any, relating to any audit or review of the financial statements or books of the Business, and all letters or documentation, if any, relating to the internal controls or other accounting practices of the Business.

5.6        Absence of Changes

.  Since December 31, 2013, there has not been any Business Material Adverse Effect.  Without limiting the foregoing, since December 31, 2013:

(a)        Seller and its Affiliates have carried on the Business in the ordinary course of business consistent with past practice;

(b)        Seller and its Affiliates have not, except in the ordinary course of business consistent with past practice, sold, leased, transferred, licensed, sublicensed, or assigned, or entered into a Contract to do any of the foregoing with respect to, any of the properties, rights or assets of the Business;

(c)        Neither Seller nor any of its Affiliates has (i) agreed to or suffered any termination of a Contract that would have been, had it not been terminated, a Material Contract or (ii) agreed to any modification, amendment or extension of or waiver of any rights under any Material Contract;

(d)        Neither Seller nor any of its Affiliates has, except in the ordinary course of business consistent with past practice, entered into or amended any agreement with any Business Employee or consultant relating to the Business, including any Contract relating to employment, compensation, benefits, termination, retention, or severance, nor, except as and to the extent required by Law, entered into, amended, or terminated any Employee Plan or Employment Agreement;

(e)        Neither Seller nor any of its Affiliates has created or permitted the creation of any Lien (other than Permitted Liens) on any of the assets of the Business;

(f)        There has not been any change in accounting methods or practices or the revaluation of any assets of the Business;

(g)        No Acquired Asset used in the Business with a value in excess of $100,000 has been damaged or destroyed;

(h)        No client of the Business has cancelled or requested a change in an existing Contract that would result in a loss of value to the Business of more than $100,000;

(i)        There has not been any commencement or notice of, or threat of commencement of, any Proceeding against or related to the Business;

(j)        There has not been any warranty claim or indemnification claim regarding the Business that, individually or in the aggregate, has been or would reasonably be expected to be material to the Business; or

(k)        Neither Seller nor any of its Affiliates has committed to do any of the foregoing identified in Sections 0 through (j).

5.7        Contracts

.

(a)        Section 0 of the Disclosure Letter sets forth a list (referencing the applicable subsection of this Section 0), as of the date of this Agreement, of each of the following Contracts used in or held for use in the Business (together with the In-Licenses and Out-Licenses, collectively, the “Material Contracts”):

(i)        All Contracts for the future acquisition or sale of any assets involving $100,000 individually (or in the aggregate, in the case of any related series of Contracts);

(ii)       All Contracts providing for future aggregate purchase prices or payments to or from Seller in any one year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of Contracts);

(iii)     All Contracts for the purchase of services (including hosting services) entered into by Seller or any of its Affiliates, on the one hand, and any of its vendors or subcontractors identified in Section 0 of the Disclosure Letter, on the other hand.  All other Contracts and groups of related Contracts either involving more than $100,000 or not entered into in the ordinary course of business;

(iv)       All Contracts containing covenants prohibiting or limiting the right to compete or engage in any line of business or prohibiting or restricting the Business’s ability to conduct business with any Person or in any geographical area or to solicit or hire any individual or group of individuals;

(v)        All collective bargaining agreements and all Contracts relating to employment, consulting, compensation, benefits, termination, retention, severance and other conditions of employment (other than standard employee manuals and the like);

(vi)       All Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of Liabilities or performance of obligations of any other Person by Seller or any of its Affiliates;

(vii)       All Contracts relating to the leasing of, or ownership, use or maintenance of Real Property;

(viii)     All non-disclosure or confidentiality Contracts that contain provisions restricting the operation of the Business or that would reasonably be expected to restrict the operation of the Business following the Closing;

(ix)       All Contracts between Seller and any of Seller’s Affiliates that restrict the operation of the Business or that would reasonably be expected to restrict the operation of the Business;

(x)        All Contracts entered into by Seller or any of its Affiliates in settlement of any Proceeding or other dispute relating to the Business;

(xi)       All Contracts that limit Seller’s ability to make generally available any of the services that comprise the Business;

(xii)      All Contracts for the development of the services or anything material to the Business;

(xiii)     All written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller or any of its Affiliates other than in the ordinary course of business;

(xiv)       All other Contracts, whether or not made in the ordinary course of business, that are material to, or necessary for the conduct of, the Business; and

(xv)        All Contracts under which the consequences of a default or termination could have a Business Material Adverse Effect.

(b)        Seller has made available to Buyer true and correct copies of all Material Contracts as in effect on the date hereof.  All of the Business Contracts are valid, binding and in full force and effect with respect to Seller or another of its Affiliates, as applicable, and have not been amended or modified in any material respect except as set forth therein.  Each of Seller and its Affiliates have performed all material obligations required to be performed by it under the Business Contracts, and neither Seller nor any of its Affiliates (with or without the lapse of time or the giving of notice, or both) is in breach or default thereunder and, to the Knowledge of Seller, no other party to any Business Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

(c)        No event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Acquired Assets, other than a Permitted Lien.

(d)        During the twelve-month period preceding the date of this Agreement, neither Seller nor any of its Affiliates has given to or received from any other Person any written notice or other written communication or, to the Knowledge of Seller, any oral notice or other oral communication regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Business Contract.

(e)        As of the date of this Agreement, there are no outstanding renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to Seller or any of its Affiliates under any Business Contract with any Person having the contractual or statutory right to demand or require such renegotiation.

5.8        Properties

.

(a)        Neither Seller nor any of its Affiliates owns any real property used in connection with the Business or the Acquired Assets, nor have they ever owned any real property used in connection with the Business or the Acquired Assets.

(b)        The Real Property listed on Schedule 2.1(b) constitutes all of the leases of Real Property used in, held for use in, or necessary for the operation of, the Business, as of the date hereof.  Schedule 2.1(b) contains a description (including street address, legal description, and use) of all of the Business Leasehold Property.

(c)        There are no parties other than Seller and its Affiliates in possession of any of the Business Leasehold Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than one of Seller’s Affiliates) the right of use or occupancy of any portion of the Business Leasehold Property or any portion thereof.

(d)        Prior to the date hereof, Seller has delivered to Buyer true, complete and correct copies of the Lease Agreements and all material correspondence related to the Business Leasehold Property.  The Lease Agreements are in full force and effect (without modification or amendment from the form delivered, or made available, to Buyer) and are valid, binding and enforceable in accordance with their terms.  Seller and its Affiliates have performed all material obligations required to be performed by them to date under the Lease Agreements, and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Seller, no other party to any Lease Agreement is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder.  Neither Seller nor any of its Affiliates have assigned any of their interests under any Lease Agreement.  No Lease Agreement is subject or subordinate to any Lien.  The Tangible Property listed on Schedule 2.1(a) constitutes all of the material Tangible Property used in, held for use in, or necessary for the operation of, the Business, as of the date hereof.  The material items of Business Tangible Property have been maintained in accordance with Seller’s normal practice and are in good repair and usable condition for the operation of the Business, ordinary wear and tear and aging excepted.

(e)        To the Knowledge of Seller, the plants, buildings and other structures included in the Acquired Assets (i) have no material defects, (ii) are in good operating condition and repair (giving due account to the age and length of use of same), ordinary wear and tear excepted, (iii) are suitable for use in connection with the Business, and (iv) are structurally sound, except where failure of any of the representations in the foregoing clauses (i) through (iv) could not be reasonably expected to materially adversely affect the conduct of the Business at the applicable Real Property or result in material liability or expense.

5.9        Intellectual Property

.

(a)        Intellectual Property Rights.  “Intellectual Property Rights” means the rights associated with the following: (i) patents, patent applications (including provisional applications), utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations, continuations, continuations-in-part, divisionals, substitutions and extensions of any of the foregoing (“Patents”); (ii)  trade secret rights and all other rights in or to confidential business or technical information (“Trade Secrets”); (iii) copyrights in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., any corresponding non-U.S. copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and moral rights under the laws of any jurisdiction (“Copyrights”); (iv) trademarks, service marks, trade dress rights and similar designation of origin and rights therein (“Trademarks”); (v) Web site addresses and domain names (“Internet Properties”); (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases), under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof (“Database Rights”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(b)        Registered IP.  Section 0 of the Disclosure Letter sets forth a complete and accurate list of each and all Registered IP included in the Business IP Rights (collectively, the “Seller Registered IP”).  All such Seller Registered IP is currently in material compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid and enforceable, and is not subject to any unpaid maintenance or renewal fees or taxes or actions falling due within ninety (90) days after the Closing Date.  All appropriate applications, documents, recordations, and certificates in connection with such Seller Registered IP have been filed with the relevant authorities for the purposes of maintaining or prosecuting such Seller Registered IP. There are no pending or, to the Knowledge of Seller, threatened interferences, re-examinations, oppositions, cancellation proceedings, or the non-U.S. equivalent thereof involving any Trademarks included in the Seller Registered IP.  Except for the Trademarks listed on Section 0 of the Disclosure Letter, none of Seller or any of its Affiliates owns or has a license or other right to any Trademark that is used in or related to the Business, including the Platforms and Services.  None of Seller or any of its Affiliates owns or has a license or other right to any Patents that may be infringed by the operation of the Business as conducted in the past, as currently conducted or as reasonably contemplated to be conducted.

(c)        Sufficiency.  The Business IP Rights together with the Intellectual Property Rights licensed to Seller or its Affiliates under the In-Licenses constitute all of the Intellectual Property Rights that are used or useful in, held for use in, related to or reasonably necessary for the current or reasonably anticipated future operation of the Business, including by Buyer after Closing.

The Platforms constitute all of the products made, sold, designed or otherwise constituting part of the Business.  The Business Technology constitutes all of the Technology used or useful in, held for use in, related to or reasonably necessary for the current or reasonably anticipated future operation of the Business, including by Buyer after Closing.

(d)        Right to Assign and Grant Licenses.  Seller, or another of its Affiliates, as applicable, exclusively owns and has a valid right to assign to Buyer all right, title and interest in and to the Business IP Rights and to transfer and deliver to Buyer the Business Technology.

(e)        Title.  The Business IP Rights and Business Technology are free and clear of all Liens other than Permitted Liens. Except for Intellectual Property Rights licensed to Seller or its Affiliates under the In-Licenses, Seller, or one of its Affiliates, owns exclusively all Intellectual Property Rights in and to, the Business Technology (including Platforms), and no other Person has any other rights thereto or interest therein. Following the Closing, all Business IP Rights and Business Technology shall be fully transferable and alienable by Buyer. There are no proceedings, litigations, actions or claims pending or, to the Knowledge of Seller, threatened before any Governmental or Regulatory Body (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Business IP Rights or Business Technology.  No Business IP Rights or Business Technology are subject to any Proceeding or Order restricting the use, transfer, or licensing thereof by Seller or any of its Affiliates, or to any Proceeding or Order that may affect the validity, use, or enforceability of such Business IP Rights.  No claim is pending or, to the Knowledge of Seller, threatened, and no notice or invitation to license has been received, that questions Seller’s or any of its Affiliate’s title to, claims any ownership of, or any rights to, any Business IP Rights or Business Technology.

(f)        Ownership and Transfer.  To the extent that any Business Technology was originally owned or created by or for any third party: (i) Seller or one of its Affiliates has a written agreement with such third party or parties with respect thereto, pursuant to which Seller (or its Affiliate) has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all Intellectual Property Rights in and to such Business Technology by valid assignment or otherwise and has requested the waiver of all non-assignable rights, including all moral rights; (ii) the transfers from Seller to Buyer hereunder do not violate such third-party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to such Intellectual Property Rights; and (iv) no reasonable basis exists for any such third party to challenge or object to the Transaction. No third party who has licensed any Intellectual Property Rights to or from Seller has ownership rights or license rights to modifications or improvements made by Seller in the technology embodying such Intellectual Property Rights.

(g)        Employee and Consultant Agreements.  Copies of Seller’s (and, if different, its Affiliate’s) standard form(s) of proprietary information, confidentiality and assignment agreement for Employees (the “Employee Proprietary Information Agreement”) and of Seller’s (and, if different, its Affiliate’s) standard form(s) of consulting or independent contractor agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) are attached to Sections 0(i)  and (ii), respectively, of the Disclosure Letter.  All current and former Employees, and all current and former consultants and independent contractors, who have been involved in the creation or development of Technology for the Business, have executed the applicable form of agreement.  Seller and each of its Affiliates has taken all reasonable steps that are required to protect the confidentiality of confidential information and Trade Secrets of Seller and its Affiliates or of any third party that has provided any confidential information or Trade Secrets to Seller or its Affiliates.  There is no obligation to pay any royalties or other compensation to any Employees or other inventors of Business Technology.

(h)        No Government Funding.  No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Business Technology.

(i)        Open Source.  Section 0 of the Disclosure Letter lists all Open Source Materials that have been used by or incorporated into any Platform Software or Business Technology in any way and describes the manner in which such Open Source Materials were used or incorporated (such description shall include whether (and, if so, how) the Open Source Materials were modified or distributed by Seller or any of its Affiliates).  Neither Seller nor any of its Affiliates has used Open Source Materials in any manner that would or could (i) require the disclosure or distribution in source code form of any Platform Software or Business Technology, (ii) require the licensing of any Platform Software or Business Technology for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Platform Software or Business Technology, (iv) create, or purport to create, obligations for Seller or any of its Affiliates (or any successor) with respect to Intellectual Property Rights owned by or purported to be owned by Seller or any of its Affiliates (including Business IP Rights) or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by or purported to be owned by Seller or any of its Affiliates (including Business IP Rights), or (v) impose any other limitation, restriction, or condition on the right of Seller or any of its Affiliates to use or distribute any Platform Software or Business Technology.  With respect to any Open Source Materials that are or have been used by Seller in any way, Seller and each of its Affiliates has been and is in material compliance with all applicable licenses with respect thereto.

(j)        No Additional Rights or Payments.  Neither this Agreement nor the Transactions, including the assignment to Buyer, by operation of law or otherwise, of any Business Contracts, will result in (i) the loss or impairment of any Business IP Rights or Intellectual Property Rights licensed to Seller or its Affiliates under any In-License, (i) Buyer’s granting to any third party any right to or with respect to any Technology or Intellectual Property Rights owned by or licensed to Buyer, (ii) Buyer being bound by, or subject to, any non-compete or other restriction, on the operation or scope of its businesses, properties or assets, including any restriction on providing services to customers or potential customers in any geographic area during any period time or in any segment of the market, or (iii) Buyer being obligated to pay any royalties or other amounts to any third party.

(k)        Licenses.  Copies of Seller’s (and, if different, its Affiliates’) standard form(s) of agreements granting customers or end users the right to use the Platforms (collectively, the “Standard Platform Agreements”) are attached to Section 0(i) of the Disclosure Letter. Section 0(ii) of the Disclosure Letter lists all In-Licenses granting Seller or its Affiliates (1) Intellectual Property Rights to any Third Party Component, (2) Intellectual Property Rights used in the development of the Platforms (other than Shrink-Wrap Code), or (3) other Intellectual Property Rights used in the operation of the Business.  Section 0(iii) of the Disclosure Letter lists all Out-Licenses other than non-exclusive agreements that do not differ in any material respect from the Standard Platform Agreements. All In-Licenses will be fully transferable, alienable and licensable by Seller and its Affiliates and Buyer without restriction and without payment of any kind to any third party.  Neither the Platforms nor the development, creation or acquisition thereof by Seller or any of its Affiliates is subject to, or is in violation of, any agreement between Seller or any of its Affiliates and any third party.  There are In-Licenses or Out-Licenses under which there is any dispute or, to the Knowledge of Seller, any threatened dispute regarding the scope of such Contract or performance under such Contract.

(l)        Confidential Information and Trade Secrets.  Each of Seller and its Affiliates has taken all reasonable steps to protect its confidential information and Trade Secrets associated with or related to the Acquired Assets (“Seller Confidential Information”), including to require and execute appropriate nondisclosure agreements with all Persons who have had access to or received Seller Confidential Information.  All such Persons and all directors, officers, Employees, and consultants having access to Seller Confidential Information have executed appropriate nondisclosure agreements.  There has been no unauthorized disclosure or use of any Technology that is or was a Trade Secret.  All Employees, agents, consultants and independent contractors of Seller or any of its Affiliates and their respective contractors who have contributed to, or could otherwise now or in the future claim rights in, all or any portion of any Business IP Rights, were and are under an obligation to assign such contribution or rights to Seller or one of its Affiliates, and all such assignments have been properly made.

(m)        Non-Infringement.  The operation of the Business as conducted in the past and as now conducted by Seller and its Affiliates have not and do not (i) infringe or misappropriate the Intellectual Property Rights of any other Person, (ii) violate the rights of any other Person (including rights to privacy or publicity), (iii) constitute unfair competition or trade practices under the Laws of any jurisdiction, (iv) constitute a misuse or misappropriation of any Intellectual Property Rights of any Person, (v) entitle any third party to any interest therein, or right to compensation from any Seller, any of its Affiliates or any of their respective successors or assigns, by reason thereof, or (vi) violate any applicable Law.  Neither Seller nor any of its Affiliates has received notice from any Person claiming any such infringement, misappropriation, violation or practice or any offer to license.  There are no facts or circumstances that exist that could reasonably be expected to give rise to any such claims.

(n)        No Pending Claims.  To the Knowledge of Seller and its Affiliates, no third party has infringed or misappropriated or is infringing or misappropriating any Business IP Rights.  No Proceeding has been brought by Seller or any of its Affiliates with respect to any Business IP Rights, and neither Seller nor any of its Affiliates has sent any offers to license any Business IP Rights.

(o)        Platforms and Services.  Except as set forth in Section 0(i) of the Disclosure Letter, there are no material bugs, non-conformities or other problems or issues that impair the intended use of the Platform, other Business Technology or Services.  There are no claims pending, or to the Knowledge of Seller, asserted by any customer or end user against Seller or any of its Affiliates related to the Platforms, Business Technology or Services, including with respect to Platform performance standards.  The Platforms and Services are in material compliance with all performance standards published or agreed to by Seller or its Affiliates, and none of Seller or its Affiliates has issued, or has been requested to issue, any material credits or refunds in connection with the performance of the Platform or provision of the Services.  Neither Seller nor any of its Affiliates has distributed or licensed any Platform Software or Business Technology to a customer or end user.  Section 0(ii) of the Disclosure Letter sets forth a list of all Platform Software.  Section 0(iii) of the Disclosure Letter contains a complete and accurate list of Third Party Components other than Open Source Materials, in each case identifying (1) the Platforms associated with such Third

Party Component and (2) the license or other agreement granting Seller or any of its Affiliates rights in and to such Third Party Component.

5.10        Privacy and Security

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(a)        Private Information.  “Private Information” means (x) any information that alone or in combination with other information held by Seller or any of its Affiliates can be used to specifically identify a Person, (y) all data and content uploaded or otherwise provided by or on behalf of the customers of Seller and its Affiliates to, or stored by such customers on, the Platforms, and (z) all data and content otherwise collected by the Platforms, Seller or any of its Affiliates.  Each of Seller and its Affiliates has complied in all material respects with all applicable Laws, contractual and fiduciary obligations, consumer-facing statements made by or on behalf of Seller or any of its Affiliates, industry standards, all rules, policies, and requirements of self-regulatory organizations and the internal and external privacy policies of Seller (and if different, its Affiliates) (collectively, “Privacy Policies”) relating to (i) the privacy of end users and customers and (ii) the collection, retention, storage, disclosure, transfer, disposal and any other processing of any Private Information collected, used or maintained by or for Seller and any of its Affiliates in any manner or maintained by or by third parties having authorized access to such information, and the execution, delivery and performance of this Agreement will not result in a breach or violation of any of the foregoing.  Copies of all current and prior Privacy Policies of Seller (and, if different, of its Affiliates) are attached to Section 0 of the Disclosure Letter.  Each such Privacy Policy and all materials distributed or marketed by Seller have at all times been in material conformance with reputable industry practice and all applicable Laws, including requirements to make all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such Privacy Policy has been inaccurate, misleading or deceptive or in violation of any applicable Laws.    Seller and its Affiliates have not received a, and to the Knowledge of Seller, there has been no, complaint to any Governmental or Regulatory Body, or any audit, proceeding, investigation (formal or informal), or claim against, Seller or its Affiliates or any of its customers (in the case of customers, to the extent relating to the Platforms) made or initiated by any private party or any Governmental or Regulatory Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Private Information by or for Seller or any of its Affiliates.

(b)        Security.  Each of Seller and its Affiliates has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) and no less than industry standard to ensure that the Private Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  Seller and its Affiliates have implemented and maintain reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps consistent with (or exceeding) industry practices of companies offering similar Platforms to safeguard the Seller Confidential Information and Private Information, and information technology systems utilized in the operation of the Business, from unauthorized or illegal access and use.  There has been no breach of security or unauthorized access by third parties to (i) such information technology systems utilized in the operation of the Business, (ii) any Seller Confidential Information, or (iii) any Private Information collected, held, or otherwise managed by or on behalf of Seller or any of its Affiliates.  All Platforms and other Business Technology are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement, data corruption or erasure.

5.11        Tax Matters

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(a)        Seller and its Affiliates have timely filed all Tax Returns required to be filed.  All such Tax Returns were true, correct and complete in all material respects.  All material Taxes owed by Seller or its Affiliates (whether or not shown on any Tax Return) have been timely paid.

(b)        Seller and its Affiliates have withheld and timely paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party.

(c)        There are no Liens with respect to any Taxes upon any of the Acquired Assets, other than Permitted Liens, and there are no Taxes of Seller or any of its Affiliates, or otherwise relating or attributable to the Acquired Assets or the Business, for which Buyer or its Affiliates could become liable as a result of the transactions contemplated by this Agreement.

(d)        No claim for assessment or collection of Taxes is presently being asserted against Seller or its Affiliates, and neither Seller nor any of its Affiliates is a party or is subject to any pending action, proceeding, audit or investigation by any Taxing Authority, nor to the Knowledge of Seller is there any such threatened action, proceeding, audit or investigation relating to the Taxes of Seller or any of its Affiliates.  Any Tax deficiencies assessed or asserted against Seller or any of its Affiliates by any Taxing Authority have been fully settled and paid.  Neither Seller nor any of its Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)        Neither Seller nor any ERISA Affiliate has made any payment to any Business Employee or any other Employee and is not party to a Contract, including the provisions of this Agreement, to make any payment to any Business Employee or any other Employee that, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible for U.S. federal income tax purposes pursuant to Section 280G of the Code.

(f)        Each Contract between Seller or any ERISA Affiliate and any Business Employee or any other Employee that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has been operated since January 1, 2005 in operational compliance with Section 409A of the Code and applicable guidance thereunder, and, since January 1, 2009, in documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No nonqualified deferred compensation plan that was originally exempt from application of Section 409A of the Code has been “materially modified” at any time after October 3, 2004.  No compensation will, or could reasonably be expected to, be includable in the gross income of any Business Employee  or any other Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Closing Date.

(g)        There is no Contract to which Seller or any ERISA Affiliate is a party covering any Business Employee or any other Employee, which could require Seller or any ERISA Affiliate to compensate any Business Employee or any other Employee for Tax-related payments, including under Section 409A of the Code (or any similar state law) or excise Taxes paid pursuant to Section 4999 of the Code.

5.12        Litigation

.

(a)        Neither Seller nor any of its Affiliates is subject to any Order which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or that would reasonably be expected to have a Business Material Adverse Effect.  No Proceeding is pending, or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates which would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents.  There are no Proceedings pending, or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates in respect of the Business or the Acquired Assets, except for any pending or threatened Proceeding that (a) seeks less than $50,000 in damages (excluding any class or similar representative actions or any instance in which a Proceeding involving the same or similar allegations represent aggregate damages in excess of such amount) and (b) does not seek injunctive or other similar relief.

(b)        There is no Order to which Seller or any of its Affiliates is subject that relates to the Business, Acquired Assets or the Assumed Liabilities.

(c)        There is no pending or, to the Knowledge of Seller, threatened Proceeding against any Person whom Seller or any of its Affiliates has agreed to indemnify.

5.13       Employees; Contractors

.

(a)        Section 0 of the Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of the names, dates of birth, departments and titles of each Business Employee.  For each such Business Employee, Seller has delivered or made available to Buyer the following information:  current compensation paid or payable (including, for the avoidance of doubt but not limited to, details of any bonus or commission plans and entitlements) and any change in compensation since December 31, 2013 together with the terms on which such compensation is payable; date of commencement of employment (including continuous employment) or engagement; sick and vacation leave accrued but unused; notice periods and any other terms with respect to severance (including any formal or informal policy, including social plans, in respect of redundancy payments or payments in lieu of notice); details of all benefits (including, for the avoidance of doubt, long term disability / permanent health insurance) provided or which Seller is bound to provide now or in the future; service credited for purposes of vesting and eligibility to participate under any Employee Plan and Employment Agreement, and any other material terms and conditions of employment or engagement.  No Business Employee has in the last 12 months given, or to the Knowledge of Seller or any of its Affiliates intends to give, notice of terminating his or her employment.  There are no ongoing negotiations (whether with employees or any trade unions or other employee representatives) to vary the terms and conditions of employment or engagement of any Business Employees, nor have any representations, promises, offers or proposals concerning or affecting terms and conditions of employment or engagement of any Business Employees been made, nor is there any obligation to make any variations.  The Business Employees constitute all of the Employees necessary to operate the Business as the Business is operated as of the date hereof.

(b)        Section 0 of the Disclosure Letter set forth a true, correct and complete list of all Persons who, as of the date hereof, are consultants or independent contractors to the Business, together with their material terms and conditions of engagement, including but not limited to provisions as to notice, remuneration and emoluments.  There are no ongoing negotiations (whether with any consultant or independent contractor or their representative) to vary the terms and conditions of engagement of any such person, nor have any representations, promises, offers or proposals concerning or affecting terms and conditions of engagement of any such persons been made, nor is there any obligation to make any variations.

5.14      Employee and Labor Relations

.  For the purpose of this Section 0, “Seller” shall include each Affiliate of Seller which employs any Business Employees.  With respect to Business Employees and independent contractors and consultants with respect to the Business:

(a)        Seller has complied in all material respects with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and other applicable immigration legislation, the protection of individuals with regard to the processing of personal data and on the free movement of such data), and occupational safety and health requirements and employment agreements, and no claims, controversies, investigation or suits are pending or, to the Knowledge of Seller, threatened with respect to such laws, agreements or contracts, either by private individuals or by governmental agencies;

(b)        There has not been in the last thirty-six (36) months any, and nor is there any pending or, to the Knowledge of Seller, threatened, strike, slowdown, work stoppage, lockout, trade dispute or other industrial action involving the Business.  There are no facts known or which on reasonable inquiry would be known to Seller which might indicate that there may be such a strike, slowdown, work stoppage, lockout, trade dispute or other industrial action (including, without limitation, in connection with the sale of the Business pursuant to this agreement);

(c)        Seller is not engaged in any unfair labor practice; there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or similar domestic or non-U.S. governmental agency outside of the United States involving the Business, and no such charge or complaint has been made against Seller during the last thirty-six (36) months;

(d)        No labor or trade union, or other employee representative body, represents or has ever represented any Employees, and no collective bargaining agreement or arrangement, or agreement or arrangement with respect to collective negotiation, information or consultation (whether oral or in writing and whether or not legally binding), is or has been in place between Seller and any labor or trade union.  No application or petition for an election of or for certification of a collective bargaining agent relating to the Business, or for formal or informal recognition of any labor or trade union or for the establishment of any other employee representative body for any purpose, is pending.  No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have, to Seller’s knowledge, been threatened;

(e)        There has been no charge of discrimination relating to the Business filed against Seller with the Equal Employment Opportunity Commission or similar governmental agency during the last thirty-six (36) months.  Seller does not operate any practices or policies which are discriminatory whether directly or indirectly on the grounds of sex, age, religion or belief, marital status, race, national origin, color, sexual orientation or disability, or any other ground which is protected under similar legislation;

(f)        All persons who have performed services for Seller in connection with the Business and have been classified as independent contractors have satisfied the requirements of law to be so classified, and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so; and

(g)        All Employees have entered into confidentiality agreements in favor of such Seller that remain in effect.

5.15      Employee Plans

.

(a)        For the purpose of this Section 0, “Seller” shall include each Affiliate of Seller which employs any Business Employees.  Section 0 of the Disclosure Letter identifies each Employee Plan and Employee Agreement.

(b)        Neither Seller, nor any other Person or entity that, together with Seller is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA (collectively “ERISA Affiliates”), has (i) contributed to, or had an obligation to contribute to, or had any liability with respect to any plan subject to Title IV of ERISA, or (ii) incurred (x) any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, (y) any liability under Section 412 of the Code, or (z) any liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, that in any such case would become a Liability of Buyer after the Closing Date.

(c)        No Employee (or beneficiary of any of the foregoing) of Seller is entitled to receive any benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law or the terms of any plan intended to be qualified under Section 401(a) of the Code requires and there have been no written or oral commitments inconsistent with the foregoing.

(d)        No Employee Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”); and neither Seller nor any of its ERISA Affiliates has at any time during the six (6) year period preceding the Closing Date, contributed to or been obligated to contribute to any Multiemployer Plan.

(e)        No Business Employee has been promised stock options, equity, or equity-based compensation, nor has Seller introduced, or proposed to introduce, any stock option plan or profit sharing, bonus, commission or other such incentive plan.

No Employee Agreement or Employee Plan contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any Liabilities to any Business Employee or other Employee as a result of the transactions this Agreement contemplates.  No Business Employee or other Employee has been promised or paid any bonus or incentive compensation related to the transactions this Agreement contemplates.

5.16      Title; Entire Business; Sufficiency

.

(a)        Seller and its Affiliates (who are engaged in the Business or possess any of the Acquired Assets), as applicable, have good, valid, insurable and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Liens except Permitted Liens, and upon consummation of the Transactions, Buyer will acquire good, valid, insurable and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Liens except Permitted Liens.

(b)        The Acquired Assets, together with the other rights, licenses, services and benefits to be provided to Buyer pursuant to this Agreement constitute all of the properties, assets, rights and facilities owned, used, held for use, intended for use, leased or licensed by Seller and its Affiliates in connection with the Business.  The Acquired Assets, together with the other rights, licenses, services and benefits to be provided to Buyer pursuant to this Agreement, constitute all of the properties, assets, rights and facilities necessary and sufficient to enable Buyer, following the Closing, to continue to conduct the Business in the same manner as currently conducted by Seller and its Affiliates.  The Acquired Assets are the only assets owned, used, or held for use by Seller except for the Excluded Assets.  Other than the Acquired Assets, there are no other properties, assets, rights or facilities owned, used, held for use, intended for use, leased or licensed by Seller or any or its Affiliates in connection with or that are necessary for the operation of the Business.

5.17      Compliance with Law

.

(a)        Seller and each of its Affiliates (who are engaged in the Business or possess any Acquired Assets) is and has been in compliance in all material respects with all Laws or Orders to which the Business, any of the Acquired Assets or the Assumed Liabilities are subject.  Neither Seller nor any of its Affiliates (who are engaged in the Business or possess any Acquired Assets) has received notice and to the Knowledge of Seller there are no threatened or alleged claims of violation, liability or potential responsibility under any Law or Order to which the Business or the Acquired Assets or the Assumed Liabilities are subject or violation, liability or potential responsibility on the part of Seller or any of its Affiliates (who are engaged in the Business or possess any Acquired Assets) to undertake or to bear all or any portion of the cost of any remedial action of any nature.  Neither Seller nor any of its Affiliates has ever conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any Employee in connection with the Business.

(b)        Neither Seller nor any of its Affiliates hold, or are required to hold, any Governmental Authorizations that are used in, held for use in, or necessary for the operation of, the Business or the possession of the Acquired Assets, as of the date hereof.

5.18      Clients and Vendors

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(a)        Clients.  Section 0 of the Disclosure Letter sets forth the twenty (20) largest clients by revenue of the Business for the fiscal year ended December 31, 2013, together with the revenue derived from each such client for such fiscal year.  As of the date hereof, neither Seller, nor any of its Affiliates, has received written or formal notice that any clients listed on Section 5.18(a) of the Disclosure Letter has cancelled, terminated or materially and adversely modified or intends to cancel or otherwise terminate or materially and adversely modify its relationship with respect to the Business.

(b)        Vendors.  Section 0 of the Disclosure Letter sets forth the twenty (20) largest vendors of services to the Business for the fiscal year ended December 31, 2013, together with the amounts paid by the Business to each such vendor for such fiscal year.  As of the date hereof, neither

Seller, nor any of its Affiliates, has received written or formal notice that any vendor listed on Section 0 of the Disclosure Letter (or any party to a Contract described in Section 0) has cancelled, terminated or materially and adversely modified or intends to cancel or otherwise terminate or materially and adversely modify its relationship with respect to the Business.

5.19      Brokers

.  All negotiations related to the Transaction Documents and the Transactions have been carried out by Seller directly with Buyer without the intervention of any Person, including any broker, investment banker, or agent, in such manner as to give rise to any valid claim by any Person against Seller or Buyer or Seller’s Affiliates for a finder’s fee, brokerage commission or similar payment.

5.20      Affiliate Transactions

.  Section 0 of the Disclosure Letter sets forth a true, complete and correct list of all written and binding oral agreements that (i) constitute Business Contracts between Seller, on the one hand, and any of its Affiliates, on the other hand, or (ii) constitute Contracts between any of Seller’s Affiliates and that pertain to, or are otherwise required for or involved in the operation of, the Business, all of which will terminate as of the Closing Date.  All such Contracts were entered into on an arm’s-length basis and have terms no less favorable than those otherwise available to third parties.

5.21      Insurance

.  Section 0 of the Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all insurance policies maintained by or at the expense of or for the direct or indirect benefit of Seller in connection with the Business.  Seller has delivered to Buyer true, correct and complete copies of all current insurance policies covering the Business, all of which are valid, enforceable, and in full force and effect.  All premiums payable under all such policies have been paid and Seller is otherwise in material compliance with the terms of such policies (or other policies providing substantially similar insurance coverage).  Neither Seller nor any of its Affiliates has received any notice regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy or (c) adjustment in the amount of the premiums payable with respect to any such insurance policy.  There is no claim under or based upon any insurance policy of Seller or any of its Affiliates that covers the Business, the Acquired Assets.

5.22      Books and Records

.  Seller and each of its Affiliates (who are engaged in the Business or possess any Acquired Assets) has made and kept (and given Buyer access to) business records, personnel records, financial books and records, Tax records and related work papers, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, which, in reasonable detail, accurately and fairly reflect the activities of the Business (the “Books and Records”).  Neither Seller nor any of its Affiliates has engaged in any transaction, maintained any bank account or used any corporate funds in connection with the Business, except as reflected in its normally maintained Books and Records.  The Books and Records have been maintained in accordance with sounds business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Business, all of which have been made available to Buyer, contain true, correct and complete records of all meetings held, and partnership action taken by, the partners in connection with the Business.

5.23      Complete Copies of Materials

.  Seller has delivered or made available to Buyer true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of each Contract and other document that has been requested by Buyer or its agents in connection with this Agreement or that is referred to in the Schedules attached hereto.

5.24      Disclosure

.  None of the representations or warranties made by Seller (as modified by the Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller or any of Seller’s Affiliates pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1        Organization, Power, Standing

.  Buyer is, and will be at Closing, a corporation or other organization duly organized and validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, operate or lease the Acquired Assets and to conduct the Business as presently conducted and to enter into the Transaction Documents and to consummate the Transactions.  Buyer is and will be at Closing, duly authorized to conduct business and in good standing in each jurisdiction where such authorization is required to conduct the Business as presently conducted by it.

6.2        Due Authorization

.  This Agreement, the Transaction Documents and the other agreements, instruments and documents to be executed and delivered in connection herewith to which Buyer is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving Buyer have been duly authorized by Buyer by all requisite corporate action prior to Closing and no other proceedings on the part of Buyer or its stockholders are necessary for Buyer to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder.  Buyer has, and will have at Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder.  This Agreement has been duly executed and delivered by Buyer, and the other Transaction Documents will be duly executed and delivered by Buyer, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

6.3        No Conflict

.  Except for required filings under the Antitrust Regulations, the execution and delivery of this Agreement does not, the execution of the other Transaction Documents will not, and the consummation of the Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the organizational documents of Buyer, or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its respective properties or assets (whether tangible or intangible).

6.4        Consents; Approvals

.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental or Regulatory Body or any third party is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement, the other Transaction Documents or any other Ancillary Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) filings under the Antitrust Regulations, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (c) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on Buyer.

6.5        Litigation

.  There is no Proceeding pending and, to the Knowledge of Buyer, there is no Proceeding or investigation threatened, against Buyer which, if adversely determined, would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the Transactions.  There is no Order to which Buyer is subject that would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the Transactions.

6.6        Sufficient Funds

.  Buyer possesses sufficient funds to cover the Estimated Purchase Price to Seller and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or related to payment thereof.

6.7        Brokers

.  All negotiations related to the Transaction Documents and the Transactions have been carried out by Buyer directly with Seller without the intervention of any Person, including any broker, investment banker, or agent, on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller or any of its Affiliates for a finder’s fee, brokerage commission or similar payment.

6.8        Disclosure

.  None of the representations or warranties made by Buyer in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Buyer pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE VII

COVENANTS

7.1        Access to Information

.  From the date hereof through the Closing Date, Buyer shall be entitled, through its employees and representatives, to enter upon and make such reasonable investigation of the assets, properties, business and operations of Seller and any of Seller’s Affiliates to the extent they relate to the Business, and such examination of the books and records, financial condition and operations of the Business as Buyer may reasonably request.  Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances; provided,  however, that such investigation shall not interfere with the business operations of Seller or any of its Affiliates.  For avoidance of doubt, any information or knowledge obtained in any investigation pursuant to this Section 0 shall be deemed to be a disclosure by Seller to Buyer of such information or knowledge and shall be deemed to modify any applicable representation or warranty contained in this Agreement or any applicable condition to the obligations of the parties to consummate the Transactions.

7.2        Conduct of Business

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(a)        Except as disclosed in Section 0 of the Disclosure Letter, Seller covenants that, in respect of the Business, until the Closing it will, and it will cause its Affiliates to:

(i)        conduct the Business in the ordinary course of business consistent with past practice;

(ii)       take all reasonable steps to preserve and protect the Acquired Assets in good working order and condition, ordinary wear and tear excepted;

(iii)      comply with all requirements of Law, Orders and Contractual obligations applicable to the operation of the Business;

(iv)       use reasonable best efforts to preserve intact the Business, keep available the services of the Business’s officers, employees and agents and maintain the Business’s relations and good will with vendors, clients, landlords, creditors, employees, agents and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due;

(v)        continue in full force and effect all insurance coverage in effect as of the date hereof or substantially equivalent policies;

(vi)       confer with Buyer prior to implementing Business operational decisions of a material nature and otherwise report periodically to Buyer concerning the status of the Business;

(vii)        maintain the Books and Records in ordinary course of business consistent with past practice;

(b)        Except as disclosed in Section 0 of the Disclosure Letter, from the date hereof until the Closing, Seller shall not and shall cause its Affiliates not to, without the prior written approval of Buyer, with respect to the Acquired Assets or the Business:

(i)        Amend or modify the Governing Documents or any other organizational document of Seller;

(ii)       enter into, amend, or terminate any written agreement with any Business Employee or consultant relating to the Business, including any Contract relating to employment, compensation, benefits, termination, retention, or severance, or, except as and to the extent required by Law, to any Employee Plan or Employee Agreement;

(iii)      sell, lease, encumber, license, sublicense, transfer or dispose of any Acquired Assets, including any Business IP Rights, other than the grant of non-exclusive licenses to Platform Software in connection with such sale in the ordinary course of business;

(iv)       permit any Acquired Asset to suffer any Lien thereon other than Permitted Liens and Liens that will be released at or prior to Closing;

(v)        grant any exclusive license to any Intellectual Property Rights;

(vi)       agree to develop or deliver specific Service features for any Person involving amounts in excess of $100,000;

(vii)       settle any Proceeding against Seller or any of its Affiliates relating to the Acquired Assets or the Business, except for cash-only settlements made in the ordinary course of business consistent with past practice for amounts involving less than $100,000;

(viii)      declare, set aside or pay any dividend or any other distribution payable in cash or property;

(ix)       commence any Proceeding relating to the Business or the Acquired Assets other than (A) for the routine collection of amounts owed or (B) in such cases where the failure to commence litigation could have a Business Material Adverse Effect, provided that Seller consult with Buyer prior to filing such litigation;

(x)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xi)       revalue any of the Acquired Assets, including writing off notes or Accounts Receivable, settle, discount or compromise any Accounts Receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xii)      adopt or change Seller’s or any of its Affiliate’s (who are engaged in the Business or possess Acquired Assets) accounting policies or procedures, including with respect to reserves for doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices;

(xiii)      in each case if doing so could affect the Business or the Acquired Assets after the Closing, make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xiv)      compromise, settle or waive any material claims or rights of the Business;

(xv)       modify or amend in any material respect or terminate any Business Contract (other than pursuant to the expiration of a Business Contract in accordance with its terms) or enter into any Contract which would have been a Business Contract had such Contract been entered into prior to the date hereof;

(xvi)       directly or indirectly engage in, enter into or amend any contract, transaction, indebtedness or other arrangement with any of the directors, officers, stockholders or other Affiliates of Seller relating to the Business;

(xvii)      make any expenditure, enter into any commitment or transaction or create any new liabilities of any kind, in each case exceeding $100,000 individually or $100,000 in the aggregate, other than (A) as required to consummate the Transactions and as expressly contemplated by this Agreement, and (B) employee expense obligations arising in the ordinary course of business, consistent with past practice;

(xviii)     hire, offer to hire or terminate any Business Employee, or encourage any Employees to resign from his or her employment with Seller or any of its Affiliates; or

(xix)      agree or commit to take or refrain from taking any action that is inconsistent with the foregoing.

7.3        No Negotiation or Solicitation

.  Prior to the Closing Date, and other than with respect to the WellPoint Right (as such term as defined in that certain non-binding letter of intent entered into by and between the parties on May 23, 2014), Seller and its Affiliates will not (and Seller and each of its Affiliates will cause each of their respective employees, officers, directors, representatives and agents not to) (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any third party relating to the direct or indirect acquisition of the Business or any portion of the Acquired Assets, (b) participate in any discussions or negotiations (and as of the date hereof, Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing, or (c) furnish any confidential information regarding the Business or the Acquired Assets to any third party. Seller will notify Buyer promptly if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such third party subject to any existing applicable confidentiality agreement or applicable Law) within two (2) days after receipt of any such offer or proposal.

7.4        Regulatory Filings; Reasonable Best Efforts

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(a)        Regulatory Filings.  Buyer and Seller shall timely and promptly make all filings which may be required for the satisfaction of the condition set forth in Section 0 by each of them in connection with the consummation of the transactions contemplated hereby.

(b)        Exchange of Information.  Each of Buyer and Seller shall furnish to the other party such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental or Regulatory Body.  Except as prohibited or restricted by Law or any Antitrust Regulations, each of Buyer, Seller and their respective attorneys shall provide the other party and its attorneys the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental or Regulatory Body, on the other hand, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.  Without in any way limiting the foregoing, Buyer and Seller will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Buyer or Seller in connection with proceedings under or relating to the HSR Act or any other Antitrust Regulation.

(c)        Notification.  Each party hereto shall promptly inform the other party of any material communication from any Governmental or Regulatory Body regarding any of the Transactions.  Each party hereto will advise the other party promptly in respect of any understandings, undertakings or agreements (oral or written), which such party proposes to make or enter into with any Governmental or Regulatory Body in connection with the Transactions, and shall in good faith take into account all reasonable comments by the other party with respect thereto.

(d)        Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental or Regulatory Bodies and the making of all necessary registrations and filings (including filings with Governmental or Regulatory Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental or Regulatory Body, (ii) the obtaining of all consents set forth on Schedule 9.2(d) (if Seller has not obtained all consents set forth on Schedule 9.2(d) at or prior to the Closing then Seller shall permit Michael Close to reasonably assist Buyer as necessary following the Closing in obtaining any such consents from third parties with which Mr. Close has a pre-existing relationship), and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Documents.

(e)        Nothing set forth in this Agreement, any other Transaction Document, or in any schedule, certificate, instrument, agreement or other document delivered by Buyer in connection with the transactions contemplated hereby, shall be deemed to require Buyer or any of its Affiliates to (i) pay any consideration or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental or Regulatory Bodies or other Persons in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, (ii) to litigate with any Governmental or Regulatory Body, or (iii) agree to any divestiture (including through a licensing arrangement or otherwise), by itself or through any of its Affiliates, of all or any portion of the Acquired Assets, the Business, or any other businesses, operations, assets or properties of Buyer or any of its Affiliates, or any limitation, restriction or other imposition on the ability of Buyer or any of its Affiliates to conduct the Business or any of their other businesses, or to own the Acquired Assets or any of their other assets and properties, in each case from and after the Closing.

7.5        Notification of Certain Events

.  Seller shall promptly notify Buyer in writing of (i) the occurrence or failure to occur of any event, which occurrence or failure causes or is reasonably likely to cause any of the representations or warranties of Seller set forth in Article V to be untrue or inaccurate in any material respect, (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder, and (iii) the occurrence or failure to occur of any event, that or, individually or in the aggregate, results in or is reasonably likely to result in, a Business Material Adverse Effect.  No notice delivered pursuant this subsection shall be deemed to (x) modify any representation, warranty or covenant set forth herein, or any Schedule, (u) cure or prevent any such inaccuracy or failure, or (z) limit or otherwise affect the remedies available hereunder to Buyer.

7.6        Employee Matters

.

(a)        No Employee Plan Liabilities.  Except as required by any applicable Law (which shall be the sole responsibility and liability of Seller and shall be included as an Excluded Liability hereunder) or as may be agreed to in writing by Buyer and Seller, as of the Closing, Buyer shall not assume any severance obligations or any Employee Plans, including equity compensation plans, for the Business Employees.  For the avoidance of doubt, Seller shall retain sponsorship of, and all Liabilities under, the Employee Plans.  Buyer shall have no Liabilities with respect to the Employee Plans, and shall not be responsible for any Liabilities with respect to such Employee Plans, and Seller shall cause each Employee Plan to be amended as necessary to ensure that Buyer has no Liabilities with respect to the Employee Plans following the Closing Date.  Seller shall retain sole responsibility for (and shall indemnify Buyer and its Affiliates against, and hold Buyer and its Affiliates harmless from) all Liabilities relating to, or in connection with, the employment, or termination or transfer of employment, of each Business Employee and each other Employee on or prior to the Closing Date.  For the avoidance of doubt, Buyer shall retain sole responsibility for (and shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from) all Liabilities relating to or in connection with each Business Employee employed by Buyer following the Closing Date to the extent such Liabilities arose from events or matters occurring on or after the Closing Date.

(b)        Termination Payments.  Seller shall pay the amount of compensation with respect to the accrued and unused vacation time that is due and owing to the Business Employees at or as soon as reasonably practicable following Closing.  Effective as of the Closing, Seller shall also release any Business Employees from any current or future obligation not to compete with any business of Seller.

(c)        COBRA Continuation Coverage.  Seller agrees and acknowledges that Seller shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”).  Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Seller’s group health plans.  Seller further agrees and acknowledges that in the event that Seller ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.

(d)        No Third-Party Beneficiaries.  Nothing contained in this Agreement shall create any third party beneficiary rights in any employee of Seller, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such Employee by Buyer.

(e)        Term of Employment.  Following the Closing Date, Buyer shall offer to all Business Employees an offer of employment with substantially similar base compensation and employee benefits as are provided to similarly situated employees of Buyer and which, in the aggregate, are no less favorable than the terms of employment with respect to such Business Employees as in effect immediately prior to the date hereof; provided,  however, that Buyer shall not be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any Business Employee for any specific period of time.

7.7        Tax Matters

.

(a)        Seller shall pay all Taxes that are Excluded Liabilities.  Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article V with respect to such Tax or any disclosures that may have been made with respect to Article V otherwise.

(b)        Except as set forth in this Section 0, Seller will be responsible for the preparation and timely filing of all Tax Returns including or relating to Seller’s operation of the Business or Seller’s use or ownership of the Acquired Assets prior to the Closing.  Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable Law and consistent with past practices.  In the case of any real or personal property Taxes or similar ad valorem Taxes relating or attributable to the Acquired Assets that are reported on a Tax Return covering a period commencing on or before the Closing Date and ending thereafter (“Straddle Period Taxes”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis.  The party required by applicable Law to pay any such Straddle Period Taxes (the “Paying Party”) shall prepare and timely file the Tax Returns with respect thereto in the time and manner required by Law and shall timely pay all Taxes reflected on such Tax Returns.  To the extent such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall be entitled to be reimbursed by the other party (the “Non-Paying Party”) for the Non-Paying Party’s share of such Straddle Period Taxes within ten (10) days of receipt of reasonably satisfactory evidence of the amount of such Straddle Period Taxes.

(c)        Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business or Acquired Assets, or the audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes arising out of the operations of the Business or ownership of the Acquired Assets.

7.8        Record Retention

.  Each party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing.  Each party shall have the right to destroy all or part of such books and records after the sixth anniversary of the Closing Date or, at an earlier time by giving each other party hereto twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other party’s expense, custody of such books and records as such first party may intend to destroy.

7.9        Bulk Sales

.  It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales laws applicable to the transfer to Buyer of the Acquired Assets and the parties believe that it is not clear that any such laws are applicable to such transaction.  Accordingly, to induce Buyer to waive any requirement for compliance on the part of Seller with the procedures of any such laws, Seller hereby agrees to indemnify and save and hold harmless Buyer and its Affiliates and each of their respective successors and assigns, in accordance with the provisions of Article X, from and against any and all Loss arising out of or resulting from the failure of Seller to comply with or perform any actions in connection with the provisions of any such law of any states or jurisdictions applicable to the transaction contemplated by this Agreement.

7.10        Publicity

.  The parties agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued without the prior consent of each party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Law or Order.  On the Closing Date, the parties shall each be entitled to issue press releases concerning the Transactions as necessary and appropriate or as may be required by any Law or Order.

7.11        Business Relationships; Payments

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(a)        Seller and Seller’s Affiliates shall cooperate with Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing, including relationships with clients, vendors and others.

(b)        After the Closing, Seller shall, and shall cause its Affiliates to, as promptly as practicable, deliver, and if necessary endorse over to Buyer any cash, checks or other instruments of payment Seller or any of Seller’s affiliates receives that relate to the Acquired Assets or the Business and to which Buyer is entitled and shall hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

(c)        After the Closing, Buyer shall, as promptly as practicable, deliver to Seller (or one of its Affiliates, as applicable) any mail and payments received by Buyer that do not relate to the Acquired Assets or the Business and to which Seller or its Affiliates is entitled.

ARTICLE VIII

CONFIDENTIALITY AND NON-COMPETITION

8.1        Confidentiality

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(a)        Seller and Buyer expressly acknowledge and agree that this Agreement, each of the other Transaction Documents and their respective terms and all information, whether written or oral, furnished by either party to the other party or to one of Seller’s Affiliates in connection with the negotiation of this Agreement, the other Transaction Documents or pursuant to Section 0 shall be treated as “Confidential Information” under the Confidentiality Agreement.

(b)        Seller recognizes that by reason of Seller’s ownership of the Business and the Acquired Assets prior to the Closing and information provided by Buyer to Seller in connection with the Transactions, Seller has acquired and will acquire Confidential Information, the use or disclosure of which could cause Buyer substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, Seller covenants and agrees with Buyer that Seller will not at any time, except in performance of its obligations to Buyer, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of Seller) to disclose or publish, any Confidential Information, or use any such information in a manner detrimental to the interests of Buyer, unless (i) such information becomes generally known to the public through no fault of Seller or its Affiliates, or (ii) the disclosing party is advised in writing by counsel that disclosure is required by Law or the order of any Governmental or Regulatory Body of competent jurisdiction; provided, that prior to disclosing any information pursuant to clause (ii) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

(c)        The term “Confidential Information” includes information that has not been disclosed to the public or to the trade with respect to Buyer’s or the Business’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, inventions, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, client lists, financial information (including the revenues, costs, or profits associated with any of Buyer’s or the Business’s products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside Buyer or the Business that may be of value to Buyer or the Business.  “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to Buyer or the Business in confidence.

8.2        Non-Competition, Non-Solicitation, No-Hire

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(a)        Other than with respect to the rights and obligations of Seller and its Affiliates set forth in the Strategic Reseller Agreement, for a period of seven (7) years from the date of the Closing, neither Seller, Seller Parent nor any of their respective Affiliates shall, either directly or indirectly as an equityholder, investor, partner, consultant or otherwise, develop, market or provide anywhere in the United States of America (or in any of its territories)  the Services or make preparation to engage, within the United States of America (or any of its territories), in any business that would be directly or indirectly competitive with the Business as presently conducted, and as currently contemplated to be conducted, after the Closing.

(b)        To the extent lawfully permissible, Seller and Seller Parent each agrees that, during the period beginning on the Closing Date and ending on the day that is one year after the Closing Date,  it shall not, and shall not permit any of its respective Affiliates to, without the mutual written agreement of the parties, directly or indirectly, solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) (other than through the means of a general, non-targeted advertisement) or hire, any then-current Business Employee of Buyer; provided,  however, that Seller and Seller Parent and their respective Affiliates may hire any then-current Business Employee of Buyer if such Business Employee seeks employment with Seller or Seller Parent or any of their respective Affiliates without solicitation and such Business Employee has experienced, without his or her consent, (i) a diminution in his or her base salary of greater than 10%; or (ii) a permanent change in the geographic location of greater than twenty-five (25) miles, at which he or she must perform his or her duties, except for reasonably required travel by Buyer.

8.3        Reasonable Restraint

.  The parties agree that the foregoing covenants in this Article VIII impose a reasonable restraint on Seller in light of the activities and operations of the Business and Buyer on the date of the execution of this Agreement and the current plans of the Business and Buyer; but it is also the intent of the parties that such covenants be construed and enforced in accordance with the changing activities and business of the Business and Buyer throughout the term of this covenant.

8.4        Severability; Reformation

.  The covenants in this Article VIII are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

8.5        Independent Covenant

.  The covenants in this Article VIII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants.  The parties expressly acknowledge that the terms and conditions of this Article VIII are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in this Article VIII during which the agreements and covenants made in this Article VIII shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Article VIII.  The covenants contained in this Article VIII shall not be affected by any breach of any other provision hereof by any party hereto.

8.6        Materiality

.  Each of the parties hereto hereby agrees that the covenants set forth in this Article VIII are a material and substantial part of the Transactions, supported by adequate consideration.

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING

9.1        Conditions Precedent to Obligations of Buyer and Seller

.  The respective obligations of the parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a)        No Order.  No Governmental or Regulatory Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the Transactions to occur on the Closing Date or otherwise making such transactions illegal.

(b)        Antitrust Approvals.  The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

9.2        Conditions Precedent to the Obligations of Buyer

.  The obligations of Buyer to purchase and pay for the Acquired Assets and assume the Assumed Liabilities are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

(a)        Representations and Warranties.  Other than with respect to the Fundamental Representations, which shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, the representations and warranties of Seller and, to the extent required, its Affiliates, contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 0 not to include any qualifications or limitations with respect to materiality or Business Material Adverse Effect set forth therein, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and as of such other date).  Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by an authorized officer of Seller, confirming the matters set forth in the foregoing.

(b)        Covenants.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.  Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by an authorized officer of Seller, confirming the matters set forth in the foregoing.

(c)        Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending or threatened, against Buyer or Seller, any of their respective officers, directors or Affiliates, the Acquired Assets or Assumed Liabilities by any Person (i) arising out of, or related to, the transactions contemplated by this Agreement or (ii) that would be reasonably be expected to be material to the Business or Buyer’s operation thereof after the Closing.

(d)        Required Consents.  Each of the consents, waivers, approvals, authorizations and notices identified on Schedule 9.2(d) shall have been obtained and shall be in full force and effect; provided,  however, that if Seller has not obtained all consents set forth on Schedule 0 at or prior to the Closing then Seller shall provide such post-Closing assistance as is set forth in clause (ii) of Section 0.  Seller shall have no Liability for any consents not being obtained.

(e)        No Business Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events or effects, that individually or in the aggregate are reasonably likely to result in a Business Material Adverse Effect.

(f)        Business Employees.  No more than 5% of the Business Employees employed as of the date hereof shall have (i) ceased to be Business Employees as of immediately prior to the Closing or (ii) notified (whether formally or informally) Seller (or any of Seller’s Affiliates) of their intention of leaving the employ of Buyer following the Closing Date.

(g)        Key Employees.  Each of those Business Employees set forth in Schedule 0 shall (i) have agreed to be employees of Buyer after the Closing, (ii) be employees of Seller (or one of Seller’s Affiliates) immediately prior to the Closing, and (iii) not have notified (whether formally or informally) Seller (or any of Seller’s Affiliates) of such Person’s intention of the leaving the employ of Buyer following the Closing Date.

(h)        Approvals.  Seller shall have delivered a certificate executed by an officer of Seller certifying that attached thereto is (A) a true and complete copy of the Governing Documents, (B) true and complete copies of resolutions of Seller, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the Transactions, which resolutions have not been modified, rescinded or revoked, and (C) specimen signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents.

(i)        Seller’s Closing Deliverables.  Seller and, to the extent required, its Affiliates, shall have made all the deliveries required to be made by Seller and its Affiliates pursuant to Section 0 (other than with respect to the following phrase in Section0: “or as shall be reasonably requested by Buyer in connection with the consummation of the Transactions”) and each shall be in full force and effect without breach thereunder.

9.3        Conditions Precedent to the Obligations of Seller

.  The obligations of Seller to sell and deliver the Acquired Assets to Buyer are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

(a)        Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 9.3(a) not to include any qualifications or limitations with respect to materiality or material adverse effect set forth therein, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and as of such other date).  Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by an authorized officer of Buyer, confirming the matters set forth in the foregoing.  Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by an authorized officer of Buyer, confirming the matters set forth in the foregoing.

(b)        Covenants.  Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.  Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by an authorized officer of Buyer, confirming the matters set forth in the foregoing.

(c)        Ancillary Agreements.  Buyer shall have executed and delivered each of the Ancillary Agreements to which it is to be a party and the certificates requested by Seller pursuant to Section 3.2(a), and each such Ancillary Agreement shall be in full force and effect without breach thereunder.

(d)        Buyer’s Closing Deliveries.  Buyer shall have made all the deliveries required to be made by Buyer pursuant to Section 0 (other than with respect to the following phrase in Section 0: “or as shall be reasonably requested by Seller in connection with the consummation of the Transactions”).

9.4        Satisfaction or Waiver of Conditions to Closing

.  Seller and Buyer each acknowledge that the execution of this Agreement and the closing of the Transactions shall occur simultaneously.  As a result, Seller and Buyer each agree that the conditions to Closing set forth in this Article IX have been satisfied or are hereby waived.

ARTICLE X

INDEMNIFICATION; SURVIVAL

10.1       Survival and Expiration of Representations, Warranties, Covenants and Agreements

.  All representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect for a period of twelve (12) months following the Closing Date (the “Survival Date”); provided, that (a) the representations and warranties set forth in Sections 0 (Organization, Power), 0 (Due Authorization), 0 (Title, Entire Business, Sufficiency), or Sections 0 (Organization, Power) or 0 (Due Authorization) shall survive in perpetuity, and (b) the representations and warranties set forth in Section 0 (Tax Matters) shall survive the Closing and continue in effect until sixty (60) days after the expiration of all applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tollings thereof) (the end of such survival periods, in each case, the “Indemnification Period”); provided,  further, that if at any time prior to the expiration of the applicable Indemnification Period referred to above, any Indemnified Party delivers a Claim Certificate to Buyer or Seller (as applicable, the “Indemnifying Party”) asserting a claim for indemnification under Section 0 or Section 0, as applicable, then the representation or warranty underlying the claim asserted in such Claim Certificate shall survive with respect to such claim only until the time that such claim is fully and finally satisfied or otherwise resolved as provided in this Article X.

10.2       Indemnification by Seller

.  Subject to the terms and conditions of this Article X, following the Closing, Seller Parent and Seller shall indemnify Buyer and its respective successors, assigns, officers, directors, employees and agents (each, a “Buyer Indemnified Party”) against, and hold them harmless from, any Loss suffered or incurred by any such Buyer Indemnified Party, whether such Loss exists or accrues prior or subsequent to the Closing Date resulting from or in connection with:

(a)        any breach or inaccuracy of any representation or warranty of Seller or any of its Affiliates contained in this Agreement or in any of the Transaction Documents, or in any schedule or certificate delivered pursuant to this Agreement;

(b)        the breach of any covenant or agreement of Seller or any of its Affiliates contained in this Agreement, the Transaction Documents or in any schedule or certificate delivered pursuant to this Agreement;

(c)        any claim or cause of action by any Person arising before the Closing against any Buyer Indemnified Party with respect to the Business or the Acquired Assets;

(d)        any Liabilities arising out of the Hosting Agreement, except for any Assumed Liabilities, and any pre-Closing Liabilities arising out of the Kaiser Agreement; and

(e)        any of the Excluded Assets or Excluded Liabilities.

10.3       Indemnification by Buyer

.  Subject to the terms and conditions of this Article X, following the Closing, Buyer shall indemnify Seller, Seller Parent and their respective successors, assigns, officers, directors, employees and agents (each, a “Seller Indemnified Party”) against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnified Party, whether such Loss exists or accrues prior or subsequent to the Closing Date resulting from or in connection with:

(a)        any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any of the Transaction Documents, or in any schedule or certificate delivered pursuant to this Agreement;

(b)        the breach of any covenant or agreement of Buyer contained in this Agreement, the Transaction Documents or in any schedule or certificate delivered pursuant to this Agreement;

(c)        any claim or cause of action by any Person arising after the Closing against any Seller Indemnified Party with respect to the Business or the Acquired Assets (other than claims or causes of action for which Buyer is indemnified under Section 0); and

(d)        the Assumed Liabilities.

10.4       Limitation on Indemnification

.  Notwithstanding the foregoing, except for Losses resulting from or arising out of fraud, intentional misrepresentation or the breach or inaccuracy of any Fundamental Representation (each, a “Special Loss”), (a) Seller shall have no liability under Section 0 and Section 10.2(b) until the aggregate of all Losses that have been directly or indirectly suffered or incurred thereunder by any one or more Buyer Indemnified Parties exceeds $50,000.00 (the “Threshold”) (at which point Seller will only be obligated to indemnify such Buyer Indemnified Parties against all Losses suffered in excess of the Threshold) and (b) Seller shall have no liability under Section 0 and Section 10.2(b) for Losses in excess of the Holdback Amount and any indemnification payments due to any Buyer Indemnified Party pursuant to Section 0 and Section 10.2(b) shall be made solely and exclusively from the Holdback Fund.

10.5       Losses

.  Subject to the terms and conditions of this Article X, following the Closing:

(a)        In determining the amount of Losses suffered by a Buyer Indemnified Party as a result of any breach, inaccuracy or failure of a representation, warranty or covenant, or agreement given or made by Seller herein, such representation, warranty, covenant or agreement shall be deemed to be made or given without any qualification or limitation in scope as to materiality or Business Material Adverse Effect.

(b)        Notwithstanding anything to the contrary herein, in calculating any amount of Losses recoverable by a Buyer Indemnified Party pursuant to this Article X, the amount of such Losses shall be reduced by any insurance proceeds actually received relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, and net of any increase in premiums as a result of such Losses; provided,  however, that no Buyer Indemnified Party shall be required to, or have any obligation to, seek recovery from any insurance policies or other coverage.

(c)        Notwithstanding anything to the contrary herein, no party hereto shall have any right to indemnification, payment of Losses or other remedies with respect to any knowledge

(whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.  If any party waives any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, such party will have no right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

(d)        The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article X (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(e)        The remedies set forth in this Article X are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to any Indemnified Party under any agreement or pursuant to statutory or common law.

(f)        In no event shall any Indemnified Party be, under or in respect of this Agreement, entitled to recover punitive or exemplary damages, whether in contract, tort or otherwise resulting from any cause of action whatsoever, unless such damages are awarded in connection with a Third-Party Claim.

10.6       Procedures Relating to Indemnification

.

(a)        Claims for Indemnification.

(i)        If an Indemnified Party seeks indemnification under this Article X, such party shall deliver a Claim Certificate to the Indemnifying Party, promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification and prior to the expiration of the applicable Indemnification Period.

(ii)        If the Indemnifying Party does not object in a writing delivered to the Indemnified Party (an “Objection Notice”) within the thirty (30) day period after delivery of the Claim Certificate, and provided that such Claim Certificate has been delivered prior to the expiration of the applicable Indemnification Period, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Certificate.  If (A) such Claim Certificate has been delivered by a Buyer Indemnified Party to Seller prior to the Survival Date, then Buyer shall deduct from the Holdback Fund an amount equal to the amount set forth in such Claim Certificate (which amount, for the avoidance of doubt, shall be irrevocably retained by Buyer and not distributed to Seller pursuant to Section 0 hereof), and (B) if such Claim Certificate (1) has been delivered by a Buyer Indemnified Party to Seller after the Survival Date and relates solely to a Special Loss or (2) has been delivered by a Seller Indemnified Party to Buyer, then the Indemnifying Party shall, no later than thirty-five (35) days after receipt of the applicable Claim Certificate, send by wire transfer of immediately available funds to the Indemnified Party an amount of cash equal to the amount of the Loss set forth in such Claim Certificate.

(b)        Resolution of Conflicts.  In the event the Indemnifying Party delivers an Objection Notice in accordance with Section 0 hereof, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each claim disputed in such Objection Notice.  If the Indemnifying Party and the Indemnified Party should so agree on the resolution of such claims, a memorandum setting forth such agreement shall be prepared and signed by both parties and the amount of Loss suffered by such Indemnified Party set forth in such memorandum, if any, shall be deemed to be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to, (x) in the case of a claim against ~~the Holdback Fund, deduct such amount from the Holdback Fund~~ (and Buyer shall thereafter be entitled to ~~irrevocably retain such deducted amount)~~; or (y) in the case of (i) a claim made by a Buyer Indemnified Party after the Survival Date~~,~~  and relating solely to a Special Loss or (i) a claim made by a Seller Indemnified Party, the Indemnifying Party shall wire in immediately available funds to the Indemnified Party an amount equal to the Loss identified in such memorandum no later than five (5) days after the execution thereof.

(c)        Third-Party Claims.

(i)        In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any third party against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must promptly provide the Indemnifying Party with a Claim Certificate regarding the Third-Party Claim; provided, however, that failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(ii)        If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party may elect (by written notice delivered to the Indemnified Party following receipt of a Claim Certificate) to assume and take all necessary steps to contest any Third-Party Claim or to prosecute such Third-Party Claim to conclusion or, subject to this Section, settlement; provided, that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first agree in writing to be fully responsible for all Losses relating to such claims and to provide full indemnification to the Indemnified Party for all Losses relating to such claim (subject to the limitations on such indemnification contained in this Article X).  If the Indemnifying Party makes the foregoing election, (A) the Indemnified Party will have the right to participate at its own expense in all Third-Party Claims, but the Indemnifying Party shall control the investigation, defense and settlement thereof, and (B) the Indemnifying Party shall at all times diligently prosecute or defend such Third-Party Claim.  If the Indemnifying Party does not make such election or fails to diligently contest such Third-Party Claim after such election, then the Indemnified Party shall be entitled to assume the prosecution or defense of any such Third-Party Claim at the expense of the Indemnifying Party, and will take all necessary steps to contest the Third-Party Claim or to prosecute such Third-Party Claim to conclusion or settlement, and will notify the Indemnifying Party of the progress of any such Third-Party Claim, will permit the Indemnifying Party, at the sole cost of the Indemnifying Party, to participate in such prosecution or defense and will provide the Indemnifying Party with reasonable access to all relevant information and documentation relating to the Third-Party Claim and the prosecution or defense thereof.  In any case, the party not in control of the Third-Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such

Third-Party Claim.  Notwithstanding the forgoing, Buyer shall be responsible for the prosecution, defense or settlement of any Third-Party Claim (i) that in the reasonable judgment of Buyer could materially adversely affect the Buyer or the Acquired Assets in any respect, (ii) relating to any Intellectual Property Rights, (iii) involving criminal liability or in which equitable relief is sought against any Indemnified Party, or (iv) that relates to or involves any customer, supplier, vendor, preferred partners, strategic partners, exchange partners, or other business partner of the Buyer. Neither party will compromise or settle any such Third-Party Claim without the written consent of the other party;  provided, that no such written consent shall be required of an Indemnified Party if (X) the compromise or settlement provides solely for the payment of money, (Y) the Indemnifying Party makes such payment and (Z) the Indemnified Party receives a full and unconditional release; and provided,  further, that the consent of the Indemnifying Party with respect to any settlement of any such Third-Party Claim shall be deemed to have been given unless the Indemnifying Party shall have objected within twenty (20) days after a written request for such consent by the Indemnified Party.  In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision of this Article X to the amount of any Third-Party Claim by (A) Buyer against the Holdback Fund, or (B) Seller against Buyer directly, or Buyer against Seller directly in the case of a Special Loss arising after the Survival Date, as the case may be, with respect to such settlement.

10.7       Holdback

.

(a)        Holdback Fund.  ~~A portion~~ of the Purchase Price equal to the Holdback Amount ~~shall be retained by Buyer, and such funds (~~the “Holdback Fund”), shall be ~~available to compensate the Buyer Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article X.~~

(b)        Holdback Period; Distribution upon Termination of Holdback Periods.  Subject to the following requirements, the Holdback Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time on the Survival Date ~~(the “Holdback Period”) and the Buyer shall distribute~~ all funds that then constitute the Holdback Amount,  to Seller following such termination, if any; provided, however, that the Holdback Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claim Certificate (“Unresolved Claims”) delivered to Seller prior to the Survival Date, and any such amount shall not ~~be~~ distributed to Seller at such time.  As soon as each such claim has been resolved, ~~Buyer shall promptly deliver to Seller~~ the remaining portion of the Holdback Fund not required to satisfy any remaining Unresolved Claims.

ARTICLE XI

TERMINATION OF AGREEMENT

11.1       Termination

.  This Agreement may be terminated prior to the Closing as follows:

(a)        By the mutual written consent of the parties;

(b)        By either Buyer on the one hand or Seller on the other hand, if the Closing shall not have occurred by August 21, 2014; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a primary cause of, or resulted in, the failure of the Closing to occur prior to such date;

(c)        By either Buyer on the one hand or Seller on the other hand if (i) the consummation of the Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law that makes the Transactions illegal or otherwise prohibited; or

(d)        By either Buyer on the one hand or Seller on the other hand, by giving written notice to the other party, in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) days following notification thereof by the terminating party.

11.2       Effect of Termination

.  In the event of termination of this Agreement as permitted by Section 0, this Agreement shall become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect:  Sections 0 and 0 (Brokers), Section 0 (Publicity), Section 0 (Confidentiality), this Section 0, and 0.  Nothing in this Section 0 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1       Expenses

.  Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand shall bear their respective fees, costs and expenses (including legal and accounting fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the Transactions.  Seller shall be responsible for all costs and expenses associated with transfer and delivery of the Acquired Assets to Buyer.

12.2       Governing Law

.  This Agreement will be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles that would require the application of any other law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

12.3       Enforcement

.  Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement, including the noncompetition and confidentiality obligations set forth in Article X.  It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.

12.4       Attorneys’ Fees

.  If any action, suit or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

12.5       Waiver

.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.6       Notices

.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when (a) delivered by hand or by a nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile with confirmation of transmission by the transmitting equipment, in each case to the following:

if to Seller, to:

CONEXIS Benefits Administrators, LP
6191 North State Highway 161, Suite 400
Irving, Texas 75038
Attention:  Michael Close
Fax:  (866)  857-1169

with a copy to:

Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, CA  92660
Attention:  C. Craig Carlson
Fax: (949) 725-4100

if to Buyer, to:

WageWorks
1100 Park Place, 4th Floor
San Mateo, CA 94403
Attention:  General Counsel
Fax: 650-577-5201

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Mark Baudler

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Tower, Suite 3300
San Francisco, California 94110
Attention: Robert T. Ishii
Fax: (415) 947-2099

Either party hereto may change its contact information for notices and other communications hereunder by notice to the other party hereto.

12.7       Assignment

.  This Agreement and the rights of the parties hereunder shall not be assigned or transferred by either party (including by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other party (which shall not be unreasonably withheld).  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the permitted assigns of the parties.  Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

12.8       No Third-Party Beneficiaries

.  Except for Buyer Indemnified Parties as contemplated in Section 0 and Seller Indemnified Parties as contemplated in Section 0, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights, remedy or claim hereunder.

12.9       Guarantee

.  To induce Buyer to enter into this Agreement, Seller Parent absolutely, unconditionally and irrevocably guarantees to Buyer, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of all of the obligations of Seller and its Affiliates pursuant to the terms of this Agreement and any of the Transaction Documents and any Losses or expenses payable to Buyer or any other Buyer Indemnified Party under this Agreement or any of the Transaction Documents (the “Obligations”).  If Seller or any of its Affiliates fails to pay or fulfill the Obligations when due, then all of Seller Parent’s liabilities to

Buyer hereunder in respect of such Obligations shall, at Buyer’s option, become immediately due and payable and Buyer may at any time and from time to time, at Buyer’s option, take any and all actions available hereunder or under applicable law to collect, or command performance of, the Obligations from Seller Parent.  In furtherance of the foregoing, Seller Parent acknowledges that Buyer may, in its sole discretion, bring and prosecute a separate action or actions against Seller Parent for the full amount of the Obligations, regardless of whether any action is brought against Seller or its Affiliates.

12.10      Amendments

.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

12.11      Interpretation, Exhibits and Schedules

.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”  Except when the context otherwise requires, references to Sections, Articles, Exhibits or Schedules contained herein refer to Sections, Articles, Exhibits or Schedules of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

12.12      Entire Agreement

.  This Agreement (which includes the Schedules hereto) and the other Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

12.13      Severability

.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.  The preceding sentence is in addition to and not in place of the severability provisions in Section 0.

12.14      Mutual Drafting

.  The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

12.15      Counterparts

.  This Agreement may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become effective when both such counterparts have been signed by each of the parties and delivered to the other party.  Any signature delivered by a facsimile machine transmission or by e-mail of a .pdf attachment shall be binding to the same extent as an original signature page with regard to this Agreement or any other Transaction Document or any amendments thereof, subject to the terms thereof.  A party that delivers a signature page in this manner agrees to later deliver an original counterpart signature page to the other party.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

WAGEWORKS, INC.

By:
Name:
Title:

CONEXIS BENEFITS ADMINISTRATORS, LP

By:
Name:
Title:

WORD & BROWN INSURANCE ADMINISTRATORS,
INC.

By:
Name:
Title:

[SIGNATURE PAGE TO DUKE APA]

LIST OF EXHIBITS

Exhibit A        Form of Assignment and Assumption Agreement

Exhibit B        Form of Bill of Sale

Exhibit C        Form of Lease Assignment

Exhibit D        Form of Strategic Reseller Agreement

Exhibit E        Form of Lead Generation Agreement

Exhibit F        Form of Sublease Agreement